UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Splunk Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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250 Brannan Street
San Francisco, California 94107

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

To Be Held at 3:30 p.m. Pacific Time on Thursday, June 9, 2016

TO THE STOCKHOLDERS OF SPLUNK INC.:

The Annual Meeting of Stockholders of Splunk Inc., a Delaware corporation (“Splunk”, “we”, or the “Company”), will be held on Thursday, June 9, 2016, at 3:30 p.m. Pacific Time, at 139 Townsend Street, Suite 150, San Francisco, California 94107, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2017;

3.	To conduct an advisory vote to approve the compensation of our named executive officers, as described in the proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of (the “Board”) Splunk has fixed the close of business on April 15, 2016 as the record date for the meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

On or about April 27, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of proxy materials by mail if you choose. Instructions on how to access our proxy statement and our fiscal 2016 Annual Report may be found in the Notice or on our website at investors.splunk.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Splunk.

Very truly yours,

Leonard R. Stein
Senior Vice President, General Counsel and Secretary
San Francisco, California
April 27, 2016

HOW TO CAST YOUR VOTE
Your vote is important to the future of Splunk. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:
www.voteproxy.com Vote by Internet
Scan this QR code Vote by Smartphone or Tablet
1-800-776-9437 Vote by Telephone
Mail your signed proxy card Vote by Mail

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

PROXY STATEMENT SUMMARY

YOUR VOTE IS IMPORTANT

This summary highlights information contained within this proxy statement, which we have enhanced this year as a reflection of our ongoing commitment to our stockholders. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further information in this proxy statement.

VOTING MATTERS,VOTE RATIONALE AND RECOMMENDATIONS

Voting Matter	Board Vote Recommendation
Proposal 1: Election of Class I Directors (page 11)	FOR EACH NOMINEE

The Board and the Nominating and Corporate Governance Committee believe that the director nominees possess the necessary qualifications and skills to provide effective oversight of the business and quality advice and counsel to our management team.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 23)	FOR

The Board and the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2017 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation (page 26)	FOR

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 27 and the Compensation Tables section beginning on page 42. Our executive compensation program reflects our commitment to pay for performance and feedback received from stockholder engagement.

FISCAL 2016 BUSINESS HIGHLIGHTS

Fiscal 2016 was another year of strong performance and results for Splunk. Our fiscal 2016 highlights include achievement of the following:

●	Total revenues of $668.4 million, representing an increase of $217.6 million, or 48%, over fiscal 2015;
●	Operating cash flow of $155.6 million, compared to operating cash flow of $104.0 million in fiscal 2015; and
●	Over 11,000 customers in more than 110 countries at the end of fiscal 2016, compared to over 9,000 customers in over 100 countries at the end of fiscal 2015.

2016 Proxy Statement       1

Proxy Summary

The following chart shows the top line revenue and operating cash flow (“OCF”) growth that we have achieved over time. We believe that our customer success is leading this type of growth.

See also the “Strategic Context and Fiscal 2016 Business Highlights” section within our Compensation Discussion and Analysis on page 27 of this proxy statement. Detailed information on our financial and operational performance can be found in our fiscal 2016 Annual Report on Form 10-K.

STOCKHOLDER ENGAGEMENT

Fiscal 2016 marked the second year of our formal stockholder governance engagement program. This effort focuses on our compensation and corporate governance practices and supplements our traditional stockholder engagement process. During the fall of 2015, we solicited the views of institutional investors representing approximately 71% of our issued and outstanding shares and engaged in substantive discussions with investors representing approximately 31% of our outstanding shares. These discussions have been productive and informative, and have helped ensure that our Board’s decisions are closely aligned with stockholder objectives. For additional information, see “Corporate Governance at Splunk—Other Governance Policies and Practices—Stockholder Engagement” on page 17 of this proxy statement and “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Stockholder Engagement and Our 2015 Say-on-Pay Vote” on page 30 of this proxy statement.

PROXY ACCESS

In March 2016, our Board adopted proxy access amendments to our Amended and Restated Bylaws (the ”Bylaws”) that permit eligible stockholders to have their own director nominees included in the Company’s proxy materials along with candidates nominated by our Board. Following our receipt of a proxy access stockholder proposal in October 2014 and discussion with our institutional investors, it became apparent that many of our largest stockholders support proxy access as a fundamental stockholder right. Based on this feedback and in connection with an agreement with the stockholder proposal proponents, we committed to include a management-sponsored proposal in our proxy statement for this Annual Meeting. After subsequent discussions with our stockholders and the stockholder proposal proponents regarding the terms of our proxy access amendments and Board adoption of such amendments, the Board felt it was appropriate to adopt proxy access prior to this Annual Meeting.

Proxy Access Process
1	2	3

a single stockholder, or group of up to 20 stockholders (or 25 stockholders, if our annual revenues are greater than $4 billion for the most recently completed fiscal year)
3% for 3 years
owning three percent outstanding stock for at least three consecutive years the individual or group may submit
up to 20%
(if there are 10 or more directors in office) or
up to 25%
(if there are nine or fewer directors in office) of the directors then in office, but in no case less than one nominee

stockholders and nominees who satisfy the requirements specified by our Bylaws are included in the proxy statement

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Proxy Summary

The adoption of proxy access reflects our ongoing evolution of our corporate governance policies since our initial public offering, responds to stockholder feedback and we believe appropriately calibrates our corporate governance practices to our stage, growth and opportunity. The adoption reflects the Board’s commitment to corporate governance practices that we believe are consistent with our goal of creating long-term, sustainable value for stockholders. For additional information, see “Other Matters—Stockholder Proposals and Nomination of Director Candidates—Nomination of Director Candidates” on page 52 of this proxy statement.

CORPORATE GOVERNANCE

Director Nominees and Continuing Directors

The following table provides summary information about each director nominee and continuing director as of March 31, 2016. See pages 11 to 14 for more information.

	Class	Age	Principal Occupation	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
2016 Director Nominees
Mark Carges*	I	54	Former CTO, eBay	2014	2016	2019
David Hornik*	I	48	Partner, August Capital	2004	2016	2019
Thomas Neustaetter*	I	64	Managing Director, JK&B Capital	2010	2016	2019
Continuing Directors
Amy Chang*	II	39	CEO and Founder, Accompany	2015	2017	—
John Connors*	II	57	Managing Partner, Ignition Partners	2007	2017	—
Patricia Morrison*	II	56	EVP, Customer Support Services, and CIO, Cardinal Health	2013	2017	—
Douglas Merritt	III	52	President and CEO, Splunk	2015	2018	—
Stephen Newberry*	III	62	Chairman, Lam Research	2013	2018	—
Graham Smith*	III	56	Former CFO, salesforce.com	2011	2018	—
Godfrey Sullivan	III	62	Chairman, Splunk	2008	2018	—

*	Independent director
Chair
Member
Audit Committee Financial Expert

Director Dashboard

Director Independence	Tenure	Age	Gender Diversity

2016 Proxy Statement     3

Proxy Summary

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

●	Majority voting for directors with resignation policy
●	Annual Say-on-Pay vote
●	Lead Independent Director
●	Separate Chairman and CEO roles
●	100% independent Committee members
●	Succession planning process
●	Strict policy of no pledging or hedging of Company shares
●	Clawback policy
●	Stock ownership guidelines for directors and officers
●	Robust Code of Business Conduct
●	Regular executive sessions of independent directors
●	Director participation in continuing education
●	Annual Board, Committee, individual and peer self-evaluations
●	Periodic reviews of Committee Charters, Corporate Governance Guidelines and Code of Business Conduct
●	Proxy access that permits eligible stockholders to have their own director nominees included in the Company’s proxy materials

EXECUTIVE COMPENSATION HIGHLIGHTS

We designed our executive compensation program to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our compensation program design and decisions. We achieve our pay objectives by providing short-term cash bonuses tied to our revenue performance and by granting long-term equity awards, including restricted stock units (“RSUs”) and performance units (“PSUs”) tied to our financial results.

Our Executive Compensation Practices

Our executive compensation policies and practices reinforce our pay for performance philosophy and align with sound governance principles.

What We Do
●	Performance-based equity incentives
●	Clawback on cash and equity incentive compensation
●	Stock ownership guidelines for executive officers and directors
●	Caps on performance-based cash and equity incentive compensation
●	Performance-based cash incentives
●	100% independent directors on the Compensation Committee
●	Independent compensation consultant engaged by the Compensation Committee
●	Annual review and approval of our compensation strategy
●	Significant portion of executive compensation at risk based on corporate performance
●	Broad-based Company-sponsored health benefits programs
●	Four-year equity award vesting periods
●	Prohibition on short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock
●	Limited and modest perquisites
What We Don’t Do
●	No “single trigger” change of control benefits
●	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally
●	No tax gross-ups for change of control benefits

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Proxy Summary

Our Fiscal 2016 NEO Pay

The following shows the breakdown of reported fiscal 2016 compensation for our CEO, our former CEO and all other NEOs. These charts illustrate the predominance of long-term equity incentives and performance-based components in our regular executive compensation program. We believe these components provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders.

CEO*	Former CEO*

All Other NEOs*

*	Percentages rounded to the nearest whole number.
**	Other refers to all other compensation such as spousal travel expenses and tax gross-ups associated with attendance to our annual sales achievement event, premium long-term disability benefits and a discretionary contribution to the 401(k) plan accounts of eligible participants, as reported in the Summary Compensation Table.

2016 Proxy Statement     5

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

●	the election of three Class I directors to hold office until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;
●	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017;
●	an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement; and
●	any other business that may properly come before the meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

●	FOR the nominees for election as Class I directors;
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017; and
●	FOR approval, on an advisory basis, of our named executive officer compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 15, 2016 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 132,535,279 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

How do I vote?

If you are a registered stockholder, you may:

●

instruct the proxy holder or holders on how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 8, 2016 (have your proxy card in hand when you call or visit the website);

●

instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or

●	vote by written ballot in person at the Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether Internet or telephone voting, are available.

2016 Proxy Statement     7

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

●	entering a new vote via Internet or by telephone by 11:59 p.m. Eastern Time on June 8, 2016;
●	returning a later-dated proxy card which must be received by the time of the Annual Meeting; or
●	completing a written ballot in person at the Annual Meeting.

If you are a registered stockholder, you may revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to Splunk’s Corporate Secretary or mailed to and received by Splunk Inc. prior to the Annual Meeting at 250 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

●	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or
●	completing a written ballot at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matter not described in the proxy statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 27, 2016, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and keep our Annual Meeting process efficient.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” below. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

How many votes are needed for approval of each matter?

●

Proposal 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions will have no effect on the outcome of the election.

●

Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

●

Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our Board.

What happens if a director nominee who is duly nominated does not receive a majority vote?

The Board nominates for election or re-election as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next annual meeting of stockholders at which they face re-election and (ii) the Board’s acceptance of such resignation. In an uncontested election, the Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “Against” such nominee’s election than votes “For” such nominee’s election. In the event of a contested election, the director nominees who receive the largest number of votes cast “For” their election will be elected as directors.

How are proxies solicited for the Annual Meeting?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you, if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the other matters submitted for a vote absent direction from you as they are “non-routine” matters.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Splunk or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in such Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as final results become available.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

I share an address with another stockholder, and we received multiple copies of the proxy materials. How may we obtain a single copy of the proxy materials?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Splunk Inc.
Attention: Investor Relations
250 Brannan Street
San Francisco, California 94107
(415) 848-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

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CORPORATE GOVERNANCE AT SPLUNK

PROPOSAL 1: ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our Board, which is currently composed of ten members. Eight of our directors are independent within the meaning of the independent director rules of The NASDAQ Stock Market. Our Board is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. We maintain a majority voting policy for the election of directors. This means that in order for a nominee to be elected in an uncontested election, the number of votes cast “For” such nominee’s election must exceed the number of votes cast “Against” that nominee’s election. Broker non-votes and abstentions will have no effect on the outcome of the election.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTOR

Mark Carges has served as a member of our Board since 2014. He previously served as the Chief Technology Officer of eBay Inc., an e-commerce company, from September 2009 to September 2014. From September 2009 to November 2013, he also served as eBay’s Senior Vice President, Global Products, Marketplaces. From September 2008 to September 2009, he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President, Products and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company (acquired by Oracle Corporation). Mr. Carges served on the board of directors of Rally Software Development Corp., a provider of cloud-based solutions for managing software development, from 2011 to 2015. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.

Mr. Carges possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the software industry and professional experience serving in leadership positions at various technology companies.

Mark Carges Independent Former CTO, eBay Director Since 2014 Splunk Committee(s): Compensation Committee

David Hornik has served as a member of our Board since 2004. Since 2000, Mr. Hornik has been a partner at August Capital, a venture capital firm. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School.

Mr. Hornik possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of technology companies focusing on enterprise applications and infrastructure software. Mr. Hornik also brings historical knowledge of our business and continuity to the Board.

David Hornik Independent Partner at August Capital Director Since 2004 Splunk Committee(s): Nominating and Corporate Governance Committee

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CORPORATE GOVERNANCE AT SPLUNK

Thomas Neustaetter has served as a member of our Board since 2010. Since 1999, Mr. Neustaetter has been a Managing Director at JK&B Capital, a venture capital firm. Prior to joining JK&B Capital, Mr. Neustaetter was a partner at The Chatterjee Group, an affiliate of Soros Fund Management, from 1996 to 1999. Mr. Neustaetter holds a B.A. from the University of California, Berkeley and an M.B.A. and M.S. from the University of California, Los Angeles.

Mr. Neustaetter possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of software companies.

Thomas Neustaetter Independent Managing Director at JK&B Capital Director Since 2010 Splunk Committee(s): Compensation Committee

CONTINUING DIRECTORS

Amy Chang has served as a member of our Board since 2015. Since 2013, Ms. Chang has been CEO and Founder of Accompany, Inc., a relationship intelligence platform company. Prior to founding Accompany, Ms. Chang was with Google Inc., an Internet services and products company, from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, Ms. Chang held product management and strategy positions at eBay Inc., an e-commerce company, from 2003 to 2005. She also served as a consultant with McKinsey & Company, specializing in semiconductors, software and services. Ms. Chang served on the board of directors of Informatica from 2012 to 2015, and on the digital advisory council of Target Corporation from 2013 to 2016. Ms. Chang holds a B.S. and an M.S. from Stanford University.

Ms. Chang possesses specific attributes that qualify her to serve as a director, including her expertise and experience in the software industry and professional experience serving in leadership positions at various technology companies.

Amy Chang Independent Chief Executive Officer and Founder of Accompany Director Since 2015 Splunk Committee(s): Nominating and Corporate Governance Committee

Patricia Morrison has served as a member of our Board since 2013. Since 2009, Ms. Morrison has served as Executive Vice President, Customer Support Services and Chief Information Officer at Cardinal Health, Inc., a provider of healthcare services. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009, and Executive Vice President and Chief Information Officer at Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, from 2005 to 2008. Her previous experience also includes Chief Information Officer of Office Depot, Inc. and senior-level information technology positions at PepsiCo, Inc., The Quaker Oats Company, General Electric Company and The Procter & Gamble Company. Ms. Morrison also previously served on the board of directors for JoAnn Stores, Inc. and SPSS, Inc. Ms. Morrison holds a B.A. and B.S. from Miami University in Oxford, Ohio.

Ms. Morrison possesses specific attributes that qualify her to serve as a director, including her information technology expertise and professional experience as an executive of other public companies.

Patricia Morrison Independent EVP, Customer Support Services, and CIO of Cardinal Health Director Since 2013 Splunk Committee(s): Audit Committee

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John Connors has served as a member of our Board since 2007. Since 2005, Mr. Connors has been a managing partner at Ignition Partners, LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Connors served in various management positions at Microsoft Corporation, a technology company, from 1989 to 2005, including most recently as Senior Vice President and Chief Financial Officer from 1999 to 2005. Mr. Connors has served as a member of the board of directors of NIKE, Inc. since 2005. Mr. Connors holds a B.A. from the University of Montana.

Mr. Connors possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional in the business software and services industry and his experience as an executive in the software industry and as a member of the board of directors and audit and finance committee of a Fortune 500 company. Mr. Connors also brings historical knowledge of our business and continuity to the Board, as well as accounting experience and financial expertise.

John Connors Lead Independent Director Managing Partner at Ignition Partners Director Since 2007 Splunk Committee(s): Audit Committee; Nominating and Corporate Governance Committee

Douglas Merritt has served as our President, CEO and a member of our Board since 2015. He served as our Senior Vice President of Field Operations from 2014 to 2015. Prior to joining us, Mr. Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., an enterprise software company, from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation), a software company. He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Mr. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

Mr. Merritt possesses specific attributes that qualify him to serve as a director, including the knowledge and perspective he brings through his experience as our former Senior Vice President of Field Operations and his experience as a public company executive and as a member of the board of directors of private companies in the enterprise software industry.

Douglas Merritt President and CEO of Splunk Director Since 2015 Splunk Committee(s): None

Stephen Newberry has served as a member of our Board since 2013. Mr. Newberry has been a director of Lam Research Corporation, a supplier of wafer fabrication equipment and services, since 2005, and has served as the chairman of the board of Lam Research since 2012. He served as Lam Research’s Chief Executive Officer from 2005 to 2011, President from 1998 to 2010, and Chief Operating Officer from 1997 to 2005. Prior to joining Lam Research, Mr. Newberry held various executive positions at Applied Materials, Inc., a provider of manufacturing solutions for the semiconductor, flat panel display and solar industries. Mr. Newberry served on the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems, from 2011 to 2015. Mr. Newberry holds a B.S. from the United States Naval Academy and completed an executive education program at Harvard Business School.

Mr. Newberry possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as a former executive of global technology companies.

Stephen Newberry Independent Chairman of Lam Research Director Since 2013 Splunk Committee(s): Compensation Committee

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Graham Smith has served as a member of our Board since 2011. Mr. Smith was Executive Vice President at salesforce.com, inc., a provider of enterprise cloud computing software, in 2015. He also served as salesforce.com’s Executive Vice President, Finance from 2014 to 2015, Executive Vice President and Chief Financial Officer from 2008 to 2014, and Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Prior to joining salesforce.com, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a software company, from 2003 to 2007. Mr. Smith has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, MINDBODY, Inc., an online wellness services marketplace and Xero, Inc., an online accounting software company, since 2015. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

Mr. Smith possesses specific attributes that qualify him to serve as a director, including his financial expertise and professional experience as an executive of other public software companies.

Graham Smith Independent Former CFO of salesforce.com Director Since 2011 Splunk Committee(s): Audit Committee

Godfrey Sullivan has served as our non-executive Chairman of the Board since 2015. Previously, he served as our President, CEO and a member of our Board from 2008 to 2015, and as our Chairman from 2011 to 2015. Prior to joining us, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, from 2001 to 2007, where he served in various executive roles, most recently as President and Chief Executive Officer, and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005. Mr. Sullivan previously served on the board of directors of Informatica Corporation, a data integration software provider. Mr. Sullivan holds a B.B.A. from Baylor University.

Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our former CEO and his experience as an executive and as a member of the board of directors of other companies in the enterprise software industry. Mr. Sullivan also brings historical knowledge of our business, operational expertise and continuity to the Board.

Godfrey Sullivan Chairman of Splunk Director Since 2008 Splunk Committee(s): None

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider the current size and composition of the Board and the needs of the Board and its committees. Some of the qualifications that the Nominating and Corporate Governance Committee considers include:

●	character
●	integrity
●	ethics
●	judgment
●	diversity of experience
●	independence
●	relevant areas of expertise
●	corporate and technology experience
●	proven achievement
●	operating executive experience
●	understanding of our Company
●	length of service
●	potential conflicts of interest and other commitments

The Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

●	the highest personal and professional ethics and integrity;
●	proven achievement and competence in the nominee’s field;
●	the ability to exercise sound business judgment;
●	skills that are complementary to those of the existing Board;
●	the ability to assist and support our management team and make significant contributions to our success; and
●	an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

The Board believes that the Board should be a diverse body. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background and professional experience. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the Board and committee evaluations. The Board

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believes that diversity contributes to more effective decision-making and ultimately to the success of our customers and stockholders.

Ensuring the Board is composed of directors who provide a range of expertise and perspective in areas relevant to the Company’s business, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of stockholders, is a top priority of the Board and the Nominating and Corporate Governance Committee. In the last few years, three new directors have been elected; two are women, one is a minority group member, all have served in technology leadership positions at various companies, and one has served as an executive in a Fortune 50 company.

In addition, while the Board does not have term limits, the Board believes that a certain amount of director turnover is to be expected and desirable. The Board believes that new perspectives and new ideas are critical to a forward-looking and strategic Board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. The average tenure for our current directors is approximately five years.

The Board uses the services of a third-party search firms to help it identify, screen, interview and conduct background investigations of potential director candidates.

STOCKHOLDER RECOMMENDATIONS AND NOMINATIONS TO THE BOARD

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by stockholders. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders holding at least one percent of our fully diluted capitalization continuously for at least 12 months wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board. The Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

DIRECTOR INDEPENDENCE

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under the rules of The NASDAQ Stock Market, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the rules of The NASDAQ Stock Market. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the rules of The NASDAQ Stock Market, the listed company’s board of directors must consider all factors specifically relevant to determine whether a director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including but not limited to: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has undertaken a review of the independence of each director. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with our customers and vendors. Based on this review, our Board has determined that Mses. Chang and Morrison and Messrs. Carges, Connors, Hornik, Neustaetter, Newberry and Smith, representing eight of our ten directors, are “independent” as that term is defined under the rules of The NASDAQ Stock Market for purposes of serving on our Board and committees of our Board.

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THE BOARD’S ROLE AND RESPONSIBILITIES

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks we face, while our Board, as a whole, and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.

While our Board ultimately is responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and related procedures, legal and regulatory compliance, and discusses with our management team and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives regular reports from the Chief Information Officer, who is tasked with monitoring cybersecurity risk.

The Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, membership and structure, and corporate governance.

The Compensation Committee assesses risks created by the incentives inherent in our compensation policies.

Finally, the full Board reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Succession Planning

The Board and management team recognize the importance of continually developing our talented employee base. Our management team conducts an annual talent review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors of our executive officers, are presented to the Board.

In addition, our CEO annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, the Board considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

On November 19, 2015, Douglas Merritt became our President and CEO, succeeding Godfrey Sullivan, who retired after over seven years as CEO. Mr. Sullivan continues to serve the Company as non-executive Chairman of our Board. This transition was the culmination of the Board’s ongoing succession planning process, and exemplifies the Board’s commitment to cultivating and developing executive talent.

Stockholder Communications with the Board

We have a practice of regularly engaging with stockholders to seek their feedback. Stockholders may also communicate with the Board or with an individual member of the Board by writing to the Board or to the particular member of the Board, and mailing the correspondence to: c/o General Counsel, Splunk Inc., 250 Brannan Street, San Francisco, California 94107. All such stockholder communications will be reviewed initially by our General Counsel and, if appropriate, will be forwarded to the appropriate member or members of the Board, or if none is specified, to the Chairman of the Board. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The General Counsel reports regularly to the Nominating and Corporate Governance Committee on all correspondence received that, in his opinion, involves functions of the Board or its committees or that he otherwise determines merits Board attention.

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OTHER GOVERNANCE POLICIES AND PRACTICES

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We deeply value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we better understand the priorities and concerns of our stockholders with respect to our executive pay practices and corporate governance policies, and to lay the foundation for sustained, long-term stockholder engagement.

Fiscal 2016 marked the second year of our formal stockholder governance engagement program. This effort supplements our traditional stockholder engagement process, as well as the outreach to stockholders prior to and in connection with our 2015 Annual Meeting. Most recently, we solicited the views of institutional investors during the fall of 2015, representing approximately 71% of our issued and outstanding shares, and engaged in substantive discussions with investors representing approximately 31% of our outstanding shares. These discussions, which were led by our Vice President, Associate General Counsel and our Vice President, Investor Relations, covered a variety of topics, including feedback on our compensation actions for the past year, our 2015 Say-on-Pay vote, proxy access and our other corporate governance practices. Examples of this feedback include:

Area of Focus	What We Heard from Investors	How We Responded
Long-Term Equity Compensation	We received positive feedback on our compensation program and were encouraged to continue to emphasize strong alignment between compensation and Company performance.

The fiscal 2017 long-term equity compensation for our executive officers other than our CEO consists of 60% PSUs and 40% RSUs. The fiscal 2017 long-term equity compensation for our CEO consists of 75% PSUs and 25% RSUs. See “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—CEO Transition” and “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Recent Fiscal 2017 Compensation Decisions” for more information.

Disclosure	We were asked to provide more disclosure about our Board structure and processes and the Board’s role and responsibilities.

We have added disclosure regarding Board and committee self-evaluations, continuing education, executive sessions, succession planning and enhanced disclosure on Board composition and refreshment. See “The Board’s Role and Responsibilities” and “Board Structure and Processes” for more information.

Proxy Access	A majority of our investors support proxy access and proxy access provisions that generally follow the SEC’s vacated rule.

In March 2016 our Board adopted amendments to our Bylaws to implement proxy access. See “Other Matters—Stockholder Proposals and Nomination of Director Candidates—Nomination of Director Candidates” for more information.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, which contains an additional Code of Ethics for CEO and Senior Financial Officers that applies to our CEO, Chief Financial Officer, and other senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the Investors portion of our website at http://investors.splunk.com/governance.cfm. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Since the beginning of our last fiscal year, there were no other related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules, other than as described below.

Policies and Procedures for Related Party Transactions

The Audit Committee of our Board has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the

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prior consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and their involvement in the transaction, if any.

Our Audit Committee has determined that certain transactions do not require Audit Committee approval, including (a) certain employment arrangements of executive officers, (b) director compensation, (c) transactions with another company at which a related party’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, (d) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, (e) transactions available to all employees generally, (f) any ordinary course sale transaction that does not exceed $750,000 where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and controller prior to its consummation, (g) any ordinary course purchase transaction that does not exceed $750,000 that supports the Company’s ongoing operations where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and controller prior to its consummation, (h) any transaction made pursuant to an existing approved agreement and (i) any other type of transaction that is approved by our Audit Committee for inclusion in the policy. If a transaction exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year and $200,000, it will not be deemed pre-approved under (c), (f), (g), (h) and (i) above.

Commercial Transactions

We have entered into ordinary course commercial dealings with certain companies that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. Since the beginning of our last fiscal year, there were no other commercial transactions other than as described below. Our Board has determined that none of our directors had or currently has any direct or indirect material interest in any of the transactions described below.

Ms. Morrison, one of our directors, is an executive officer of Cardinal Health, Inc., which is a customer of ours. We recognized approximately $300,000 in revenue from Cardinal Health in fiscal 2016.

Mr. Smith, one of our directors, was an executive officer of salesforce.com, inc., which is a customer and a vendor of ours. We recognized approximately $1,500,000 in revenue and recorded approximately $2,300,000 in expense from salesforce.com in fiscal 2016.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Compensation Tables—Executive Employment Arrangements.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

BOARD STRUCTURE AND PROCESSES

Leadership Structure

Mr. Sullivan currently serves as non-executive Chairman of our Board and Mr. Merritt currently serves as our President and CEO. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of our management team. The Chairman of our Board presides over meetings of the Board, presides over meetings of stockholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs additional duties as the Board may otherwise determine and delegate. As our President and CEO, Mr. Merritt is best positioned to identify strategic priorities, lead critical discussions and execute our strategy and business plans. Independent directors and our management team may have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while our President and CEO brings Company-specific experience and expertise and possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us day to day.

Lead Independent Director

Our Board has appointed Mr. Connors to serve as our Lead Independent Director. As Lead Independent Director, Mr. Connors presides over periodic meetings of our independent directors outside the presence of our management team and serves as a liaison between our management team and the independent directors. In addition, the Lead Independent Director may have other responsibilities, including calling meetings of the independent directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with our stockholders, ensuring seamless communication between the Board and the CEO, assisting the Board in fulfilling its oversight responsibilities in Company strategy, risk oversight and succession planning, and performing such additional duties as the Board may otherwise determine and delegate.

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Board Effectiveness; Director Assessment; Board Education

It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board performs an annual self-assessment, led by the Lead Independent Director, to evaluate its effectiveness in fulfilling its obligations. Directors complete a written questionnaire covering Board, committee, self and peer performance. The Lead Independent Director then interviews each director to obtain his or her assessment of the effectiveness of the Board and committees, as well as director performance and Board dynamics, summarizes these individual assessments for discussion with the Board and committees, and then, leads a discussion with the Nominating and Corporate Governance Committee and the Board. The Board then takes such further action as it deems appropriate. In addition, the Company encourages directors to participate in continuing education programs focused on the Company’s business and industry, committee roles and responsibilities and legal and ethical responsibilities of directors. In addition, we provide membership in the National Association of Corporate Directors to all Board members. We also encourage our directors to attend Splunk events such as our annual users’ conference (.conf) and our annual sales kickoff (SKO) and take virtual Splunk education classes.

Executive Sessions

As part of each regularly scheduled Board meeting, the outside directors meet without our management team or the other directors. The Lead Independent Director leads such discussions.

BOARD MEETINGS AND COMMITTEES

During our fiscal year ended January 31, 2016, the Board held five meetings, and no director attended fewer than 75% of the total number of meetings of the Board and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we strongly encourage directors to attend. Messrs. Carges, Connors, Hornik, Neustaetter, Smith, Sturiale and Sullivan and Ms. Chang attended our 2015 Annual Meeting.

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

John Connors, Chair

Audit Committee

The current members of our Audit Committee are Messrs. Connors and Smith and Ms. Morrison. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of The NASDAQ Stock Market and the SEC. Our Board has also determined that both Messrs. Connors and Smith are financial experts as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. The Audit Committee held eight meetings during the fiscal year ended January 31, 2016.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements, and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

●

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between our management team and the independent registered public accounting firm regarding financial reporting;

●	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
●	reviewing the qualifications and independence of the independent registered public accounting firm;
●	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●	reviewing the adequacy and effectiveness of our internal control over financial reporting;
●	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;
●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●

reviewing and discussing with our management team and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

●	reviewing and maintaining the related person transaction policy to ensure compliance with applicable law and that any proposed related person transactions are disclosed as required.

The Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

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Stephen Newberry, Chair

Compensation Committee

The current members of our Compensation Committee are Messrs. Carges, Neustaetter and Newberry. Our Board has determined that each of the members of our Compensation Committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our Board has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations, as well as Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held seven meetings during the fiscal year ended January 31, 2016.

Our Compensation Committee oversees our compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

●	annually reviewing and approving the primary components of compensation for our CEO and other executive officers;
●	reviewing and approving compensation and corporate goals and objectives relevant to the compensation for our CEO and other executive officers;
●	evaluating the performance of our CEO and other executive officers in light of established goals and objectives;
●	periodically evaluating the competitiveness of the compensation of our CEO and other executive officers and our overall compensation plans;
●	providing oversight of our overall compensation plans and of our 401(k) plan;
●	reviewing and discussing with our management team the risks arising from our compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on us;
●	evaluating and making recommendations regarding director compensation; and
●	administering our equity compensation plans for our employees and directors.

The Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

The Compensation Committee has delegated certain day-to-day administrative and ministerial functions to our officers under our equity compensation plans.

Compensation Committee Interlocks and Insider Participation. None of Messrs. Carges, Sturiale, Neustaetter or Newberry, who serves or has served during the past fiscal year as a member of our Compensation Committee, is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

John Connors, Chair

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Connors and Hornik and Ms. Chang. Our Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended January 31, 2016.

Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending corporate governance policies and nominees for election to our Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	recommending desired qualifications for Board and committee membership and conducting searches for potential members of our Board;
●

evaluating and making recommendations regarding the organization and governance of our Board and its committees and changes to our Certificate of Incorporation and Bylaws and stockholder communications;

●	reviewing succession planning for our CEO and other executive officers and evaluating potential successors;
●	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our Board and its committees;
●	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
●	reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations; and
●	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

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CORPORATE GOVERNANCE AT SPLUNK

NON-EMPLOYEE DIRECTOR COMPENSATION

Our compensation program for non-employee directors is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each member of our Board who is not our employee will receive the following cash and equity compensation for Board services. Following a market assessment and analysis, and in order to continue to attract, retain and reward qualified directors, our Board approved certain increases to our non-employee director compensation program, effective as of June 11, 2015. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential officer and director candidates, as well as continuing director education.

Cash Compensation

At present, non-employee directors are entitled to receive the following cash compensation for their services:

●	$40,000 per year for service as a Board member;
●	$20,000 per year for service as chair of the Audit Committee or the Compensation Committee;
●	$10,000 per year for service as a member of the Audit Committee or the Compensation Committee;
●	$10,000 per year for service as chair of the Nominating and Corporate Governance Committee;
●	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee;
●	$20,000 per year for service as Lead Independent Director; and
●	$30,000 per year for service as non-executive Chairman of the Board.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

Initial Award. Each non-employee director who first joins our Board automatically will be granted a RSU award having an award value of $350,000 on the date on which such person becomes a non-employee director (unless otherwise determined by the Board), whether through election by our stockholders or appointment by our Board to fill a vacancy. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. An initial RSU award will vest as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date, subject to continued service as a member of our Board through each such vesting date.

Annual Award. Each then-serving non-employee director automatically will be granted an RSU award having an award value of $250,000 on the date of each annual meeting of stockholders. If a non-employee director’s commencement date is other than the date of an annual meeting of stockholders, such non-employee director may be granted, on such non-employee director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders. Annual RSU awards will vest on the earlier of (i) the first anniversary of the grant date or (ii) the day prior to our next annual meeting of stockholders, in both cases subject to continued service as a Board member through the vesting date.

Discretionary Award. In addition, our Board may grant a non-employee director a discretionary supplemental award at any time and for any reason.

Change in Control. Under the terms of our 2012 Equity Incentive Plan, if the Company experiences a change in control and our non-employee director equity awards are not assumed or substituted, those awards will accelerate and become fully vested. If those awards are assumed or substituted and the director subsequently is terminated or resigns at the request of the acquiring company, those awards will accelerate and become fully vested.

Fiscal 2016

The following table sets forth information regarding total compensation, in accordance with our outside director compensation program, for each person who served as a non-employee director during the year ended January 31, 2016:

Director Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)		Total ($)
Mark Carges	$46,386		$249,944		$296,330
Amy Chang	$37,748	(4)	$599,906	(5)	$637,654
John Connors	$78,254		$249,944		$328,198
David Hornik	$41,386		$249,944		$291,330
Patricia Morrison	$46,386		$249,944		$296,330
Thomas Neustaetter	$46,386		$249,944		$296,330
Stephen Newberry	$56,386		$249,944		$306,330
Graham Smith	$46,386		$249,944		$296,330
Nicholas Sturiale	$23,886	(6)	$249,944	(7)	$273,830

(1)	Effective as of June 11, 2015, each non-employee director received $40,000 per year for service as a Board member (an increase of $10,000 per year); $10,000 per year for service as chair of the Nominating and Corporate Governance Committee (an increase of $2,500 per year); and $20,000 per year for service as Lead Independent Director (previously an unpaid role). The Board and committee fees for our non-employee directors were prorated based on the number of days in fiscal 2016 during which the current compensation program was in effect.

2016 Proxy Statement     21

CORPORATE GOVERNANCE AT SPLUNK

(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors during fiscal 2016 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016.
(3)	Each non-employee director was granted an award of 3,614 RSUs on June 11, 2015 with a grant date fair value of $249,944. All RSUs subject to each award will vest on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to the next annual meeting of stockholders, subject to the director’s continued service through such date.
(4)	Ms. Chang was appointed to our Board effective as of March 10, 2015, and her Board and committee fees were prorated based on the number of days she served as a director or committee member, respectively.
(5)	Ms. Chang was granted an initial award of 4,933 RSUs effective as of March 10, 2015 with a grant date fair value of $299,976, one-third of which RSUs will vest each year over three years following the date of the grant, subject to her continued service as a director through each such date. Ms. Chang was granted an additional prorated annual award of 822 RSUs effective as of March 10, 2015 with a grant date fair value of $49,986. The RSUs subject to this award vested on June 10, 2015.
(6)	Mr. Sturiale resigned from our Board effective as of July 31, 2015, and his Board and committee fees were prorated based on the number of days he served as a director or committee member, respectively.
(7)	Mr. Sturiale forfeited his award of 3,614 RSUs upon his resignation from our Board.

As of January 31, 2016, each individual who served as a non-employee director during fiscal 2016 held the following aggregate number of RSUs:

Director Name	Aggregate Number of Stock Awards Outstanding as of January 31, 2016
Mark Carges	6,919
Amy Chang	8,547
John Connors	3,614
David Hornik	3,614
Patricia Morrison	6,075
Thomas Neustaetter	3,614
Stephen Newberry	3,614
Graham Smith	3,614
Nicholas Sturiale(1)	0

(1)	Mr. Sturiale resigned from our Board effective as of July 31, 2015.

Stock Ownership Guidelines

Our Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2015. Under the guidelines, each non-employee director must own the lesser of (i) Company stock with a value of three times the annual cash retainer for board service or (ii) 2,500 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of September 9, 2014 or such director’s appointment or election date as applicable.

As of the end of fiscal 2016, all of our directors have met and exceeded, or are on track to meet and exceed, these guidelines at their current rate of stock accumulations in the time frames set out in the guidelines.

See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Information—Stock Ownership Guidelines” for information about the guidelines applicable to our executive officers.

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AUDIT COMMITTEE MATTERS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2017. During our fiscal year ended January 31, 2016, PwC served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Splunk and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2017. Our Audit Committee is submitting the selection of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PwC, the Board may reconsider the appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on our investor website at http://investors.splunk.com/governance.cfm. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee consists of three members: John Connors, Patricia Morrison and Graham Smith. Messrs. Connors and Smith are “financial experts” as defined under SEC rules and regulations. With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. PwC is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management and PwC;
●

discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board; and

●

received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

John Connors (Chair)
Patricia Morrison
Graham Smith

2016 Proxy Statement     23

AUDIT COMMITTEE MATTERS

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2015 and 2016.

	2015	2016
Audit Fees(1)	$1,439,676	$1,946,212
Audit-Related Fees(2)	165,000	160,787
Tax Fees(3)	554,425	497,733
All Other Fees(4)	2,220	2,471
Total:	$2,161,321	$2,607,203

(1)	Audit fees consist of fees for professional services provided in connection with the integrated audit of our annual financial statements, management’s report on internal controls, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)	Audit-related fees primarily consist of fees for the Service Organization Control (“SOC”) 2 audit for the fiscal year ended January 31, 2015 and professional services provided in connection with acquisition due diligence for the fiscal year ended January 31, 2016.
(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services. These services include international tax compliance for expatriates and, for the fiscal year ended January 31, 2016, mergers and acquisitions tax compliance.
(4)	All other fees billed for the fiscal years ended January 31, 2015 and January 31, 2016 were related to fees for access to online accounting and tax research software.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the Audit Committee for approval.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and our management team to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

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OUR EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2016. Executive officers are appointed by the Board to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Douglas Merritt	52	President, CEO and Director
David Conte	50	Senior Vice President and Chief Financial Officer
Guido Schroeder	51	Senior Vice President, Products
Steven Sommer	61	Senior Vice President and Chief Marketing Officer
Leonard Stein	60	Senior Vice President, General Counsel and Secretary

Douglas Merritt has served as our President, CEO and a member of our Board since 2015. He served as our Senior Vice President of Field Operations from 2014 to 2015. Prior to joining us, Mr. Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation). He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Mr. Merritt holds a B.S. from The University of the Pacific in Stockton, California.

David Conte has served as our Senior Vice President and Chief Financial Officer since 2011. Prior to joining us, Mr. Conte served as Chief Financial Officer at IronKey, Inc., an internet security and privacy company, from 2009 to 2011. From 2007 to 2009, Mr. Conte was engaged in various personal investing activities. Previously, Mr. Conte served as Chief Financial Officer of Opsware, Inc., a software company, from 2006 until 2007 when Opsware was acquired by Hewlett-Packard Company. He also served as Opsware’s Vice President of Finance from 2003 to 2006 and as Corporate Controller from 1999 to 2003. Mr. Conte began his career at Ernst & Young LLP. Mr. Conte holds a B.A. from the University of California, Santa Barbara.

Guido Schroeder has served as our Senior Vice President, Products since 2012. Prior to joining us, Dr. Schroeder was with SAP Labs, an enterprise application software company, where he served as Senior Vice President Development, Technology Innovation Platform BI from 2008 to 2012, as Vice President Development, SAP NetWeaver BI Client Suite from 2007 to 2008, as Vice President Development Suite Optimization Analytics from 2006 to 2007, as Vice President Development, SAP NetWeaver Imagineering from 2004 to 2006 and as Director Development, BI Advanced Technologies from 2000 to 2004. Mr. Schroeder holds a M.Sc and a Ph.D. from the University of Kiel (Germany). Mr. Schroeder’s employment with the Company is expected to terminate on or before April 29, 2016.

Steven Sommer has served as our Senior Vice President and Chief Marketing Officer since 2010 and previously served as our Vice President, Marketing from 2008 to 2010. Prior to joining us, Mr. Sommer served as Vice President, Marketing at WideOrbit Inc., a software company, from 2007 to 2008. From 2006 to 2007, Mr. Sommer served as Vice President Global Marketing at SuccessFactors, Inc., a business execution software company. Previously, Mr. Sommer held a variety of executive positions in enterprise software companies including SVP Marketing at ArcSight, a software company, SVP Marketing & Business Development at Portal Software, a software company, and VP Worldwide Marketing at Informix, a software company. Earlier in his career he worked as a strategy consultant at McKinsey & Co. Mr. Sommer holds a B.S. degree from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Leonard Stein has served as our Senior Vice President, General Counsel and Secretary since 2011. Prior to joining us, Mr. Stein served as a board advisor to two private companies and as an independent consultant from 2010 to 2011. From 2004 to 2010, Mr. Stein served in various executive positions including President and Chief Legal Officer at Jackson Family Enterprises, Inc., a luxury wine maker. Mr. Stein served as Chief Legal Officer and Chief Compliance Officer at Overture Services, Inc., an Internet commercial search services company, from 2003 until it was acquired by Yahoo! Inc., in 2003. Mr. Stein holds a B.A. from Yale College, an M.A. from Yale University Graduate School and a J.D. from Harvard Law School.

2016 Proxy Statement     25

EXECUTIVE COMPENSATION

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Compensation Discussion and Analysis—Discussion of Our Fiscal 2016 Executive Compensation Program—Philosophy and Objectives” beginning on page 32 below, demonstrates that our executive compensation program was designed appropriately and that we are working to ensure our management team’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and aligns with the interests of long-term stockholders is key to our compensation program design and decisions. We achieve our pay objectives by providing short-term cash bonuses tied to our revenue performance and by granting long-term equity awards, including, for the first time in fiscal 2016, PSUs tied to our revenue and operating cash flow performance.

Since our initial public offering four years ago, our business has grown rapidly, requiring intense focus and dedication of our executives and employees. We have regularly adjusted our executive compensation program to match the maturity, size, scale and growth of our business. We operate in an industry that is highly competitive and rapidly evolving, and in which the market for skilled and highly motivated executive management and personnel is fiercely competitive. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions.

This executive summary provides an overview of our: (1) strategic context and fiscal 2016 business highlights, (2) executive compensation policies and practices, (3) CEO transition, (4) stockholder engagement and 2015 Say-on-Pay Vote, (5) fiscal 2016 long-term equity incentives, and (6) recent compensation decisions for fiscal 2017.

Strategic Context and Fiscal 2016 Business Highlights

We provide innovative software solutions that enable organizations to gain real-time operational intelligence by harnessing the value of their data. Our offerings enable users to collect, index, search, explore, monitor and analyze data regardless of format or source. We believe the market for products that provide operational intelligence presents a substantial opportunity as data grows in volume and diversity, creating new risks, opportunities and challenges for organizations. Since our inception, we have invested a substantial amount of resources developing our offerings to address this market, specifically with respect to machine data.

Our mission is to make machine data accessible, usable and valuable to everyone. We do this by providing our customers a platform for delivering operational intelligence and real-time business insights from their machine data. Our growth strategy depends on our continued discipline to significantly invest in our business to capture the opportunity that we believe is available to us, our customers and our stockholders. Based on analyst and our internal estimates, we believe that our offerings address markets that, taken together, are extremely large and are growing as data volumes increase.

Fiscal 2016 was another year of solid financial performance and execution against our strategic priorities of delivering value to our customers through product innovation, expanding use cases across customers’ organizations, building ecosystems for our market group solutions and accelerating our cloud business. We experienced strong growth along key financial and operational measures as shown below:

	Fiscal 2015	Fiscal 2016	Change
Total revenues	$450.9 million	$668.4 million	48%
Operating cash flow (as a percentage of total revenues)	$104.0 million (23.1%)	$155.6 million (23.3%)	50%
Number of customers	Over 9,000	Over 11,000	Increase of over 2,000

2016 Proxy Statement     27

EXECUTIVE COMPENSATION

In fiscal 2016, we continued to innovate and offer our customers increasingly powerful tools for real-time Operational Intelligence.

●

We released new versions of Splunk Enterprise, our award-winning platform for machine data; Hunk, our software for exploring and analyzing raw, unstructured data in Hadoop; and Splunk Enterprise Security, our premium security solution.

●	We introduced new premium solutions, including Splunk IT Service Intelligence and Splunk User Behavior Analytics.
●	We introduced Splunk Light, our product for small IT environments, and made it available as a cloud service.
●	We made Splunk Cloud available internationally in ten Amazon Web Services regions, including GovCloud.
●	We achieved certain security certifications for our Splunk Cloud offerings exceeding 20GB/day.
●	We were again named a leader in the 2015 Gartner Magic Quadrant for Security Information and Event Management.

The following chart shows the top line revenue and operating cash flow (“OCF”) growth that we have achieved over time. We believe that our customer success is leading this type of growth.

Executive Compensation Practices

Our executive compensation program is significantly weighted towards compensating our executives based on Company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. The following chart summarizes these policies and practices:

What We Do
●	Performance-based equity incentives
●	Clawback on cash and equity incentive compensation
●	Stock ownership guidelines for executive officers and directors
●	Caps on performance-based cash and equity incentive compensation
●	Performance-based cash incentives
●	100% independent directors on the Compensation Committee
●	Independent compensation consultant engaged by the Compensation Committee
●	Annual review and approval of our compensation strategy
●	Significant portion of executive compensation at risk based on corporate performance
●	Broad-based Company-sponsored health benefits programs
●	Four-year equity award vesting periods
●	Prohibition on short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock
●	Limited and modest perquisites
What We Don’t Do
●	No “single trigger” change of control benefits
●	No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally
●	No tax gross-ups for change of control benefits

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EXECUTIVE COMPENSATION

CEO Transition

On November 19, 2015, Douglas Merritt became our President and CEO, succeeding Godfrey Sullivan, who retired after over seven years as CEO. As our former senior vice president for field operations, Mr. Merritt has demonstrated strong leadership ability, consistently delivered solid financial results and strengthened our field organization and sales channel. We believe that Mr. Merritt’s prior experience in product development and management, product and solutions marketing, and executive leadership roles at large enterprise software companies qualifies him to lead us as we continue to grow and scale our business. Mr. Merritt’s understanding of the steps and investments required to become a large and successful enterprise software company is vital to our continued growth. Under Mr. Merritt’s leadership, we will continue to focus on delivering value to our customers through product innovation, expanding use cases and building our market groups, cloud business and Company infrastructure. Mr. Sullivan continues to serve the Company as non-executive Chairman of our Board.

This CEO transition resulted in several changes to the compensation for Messrs. Merritt and Sullivan that are highlighted in the chart below.

Douglas Merritt	Fiscal 2016 Compensation	Fiscal 2017 CEO Compensation	Godfrey Sullivan	Fiscal 2016 CEO Compensation	Fiscal 2017 Compensation
Annual Base Salary	$325,000	$450,000	Annual Base Salary	$350,000	N/A
Target Annual Bonus	110% of base salary	100% of base salary	Target Annual Bonus	100% of base salary	N/A
Long-Term Equity Incentive Awards	20,000 RSUs, 20,000 PSUs at target, 36,000 of which were earned	38,750 RSUs, 116,250 PSUs at target (both granted in March 2016)	Long-Term Equity Incentive Awards	50,000 RSUs 50,000 PSUs at target, 90,000 of which were earned	N/A; fiscal 2016 awards will vest subject to Mr. Sullivan’s continuing service
Severance Benefits			Severance Benefits
Termination without cause	6 months salary, prorated bonus, 6 months COBRA premiums, 6 months vesting acceleration	12 months salary, prorated bonus, 12 months COBRA premiums, 12 months vesting acceleration	Termination without cause	12 months salary, prorated bonus, 12 months COBRA premiums, 12 months vesting acceleration	N/A
Double-trigger termination	12 months salary, prorated bonus, 12 months COBRA premiums, 100% vesting acceleration	18 months salary, 18 months target bonus plus prorated bonus, 18 months COBRA premiums, 100% vesting acceleration	Double-trigger termination	18 months salary, 18 months target bonus, 18 months COBRA premiums, 100% vesting acceleration	N/A
Annual Director Compensation	N/A	None	Annual Director Compensation	None	$40,000 retainer as director, $30,000 retainer as non-executive Chairman, RSUs with value of $250,000 (annual award grant expected in June 2016)

2016 Proxy Statement     29

EXECUTIVE COMPENSATION

In structuring Mr. Merritt’s fiscal 2017 CEO compensation, the Compensation Committee, with the assistance of its independent compensation consultant, Radford, an Aon Hewitt Company, conducted a comprehensive review of pay structures for both external and internal CEO successors. In the Compensation Committee’s judgement, Mr. Merritt’s fiscal 2017 CEO compensation more closely reflects a promotion package rather than the higher compensation that would have been required to recruit an external CEO candidate. The Compensation Committee determined that it was important to establish a compensation package for Mr. Merritt that was appropriate for the promotion of an internal candidate at a high-growth technology company possessing Mr. Merritt’s extensive experience and record of delivering results, with an annual compensation structure consistent with our pay for performance philosophy and weighted significantly in favor of performance-based compensation. In considering the compensation package for Mr. Merritt, the Compensation Committee was mindful of the competition for talented executives in the technology sector and the substantial effort, focus and commitment required to achieve the Company’s strategic business goals.

Messrs. Merritt and Sullivan continued to receive their pre-transition compensation and benefits from the time of Mr. Merritt’s appointment through the end of fiscal 2016. Their new compensation packages became effective as of February 1, 2017, the first day of fiscal 2017. Mr. Merritt’s fiscal 2017 CEO compensation will be discussed in further detail in our 2017 proxy statement. The remainder of this Compensation Discussion and Analysis will address Mr. Merritt’s fiscal 2016 compensation.

Stockholder Engagement and Our 2015 Say-on-Pay Vote

Fiscal 2016 marked the second year of our formal stockholder governance engagement program. This effort supplements our traditional stockholder engagement process, as well as the outreach to stockholders prior to and in connection with our 2015 Annual Meeting. We deeply value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we better understand the priorities and concerns of our stockholders with respect to our executive pay practices and corporate governance policies, and to lay the foundation for sustained, long-term stockholder engagement.

Although 98% of the votes cast supported our annual Say-on-Pay resolution at our 2013 and 2015 Annual Meetings, only 39% of the votes cast supported our 2014 Say-on-Pay resolution. Consequently, we launched a formal stockholder engagement initiative in response to this result and at the direction of our Board. Our goals were to understand better the priorities and concerns of our stockholders with respect to our executive pay practices and corporate governance policies and to lay the foundation for sustained, long-term stockholder engagement. Following our 2014 Annual Meeting, our Compensation Committee made substantive changes to our executive compensation programs and policies as a result of feedback we received from our investors during our stockholder engagement and through the process of examining our executive compensation practices independently. We attribute the significant improvement in stockholders’ support for our executive compensation program from 2014 to 2015 largely to the responsiveness of our Board in addressing the concerns of our stockholders as a result of our direct stockholder outreach and other actions we took.

Consistent with its strong commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee, with input from Radford, considered our 2015 Say-on-Pay vote results, investor input and current market practices and determined that the Company’s executive compensation, philosophy, objectives and elements are appropriate. Consequently, the Compensation Committee substantially maintained the Company’s executive compensation program in fiscal 2016.

During the fall of 2015, we solicited the views of institutional investors representing approximately 71% of our issued and outstanding shares and engaged in substantive discussions with investors representing approximately 31% of our outstanding shares. These discussions, which were led by our Vice President, Associate General Counsel and our Vice President, Investor Relations, covered a variety of topics, including feedback on our compensation actions for the past year, our 2015 Say-on-Pay vote and corporate governance policies. We received positive feedback on our compensation program and were encouraged to consider stronger alignment between compensation for our executive officers and specific performance measures (see additional discussion in “Recent Fiscal 2017 Compensation Decisions” below). The feedback received was presented to our Nominating and Corporate Governance Committee, the Compensation Committee, and the Board, discussed with members of our management team and subsequently incorporated into our governance practices, executive compensation decisions and disclosures in this proxy statement. See “Corporate Governance at Splunk—Other Governance Policies and Practices—Stockholder Engagement” on page 17 of this proxy statement for more information.

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Fiscal 2016 Long-Term Equity Incentives

At the beginning of fiscal 2016, the Compensation Committee awarded RSUs and PSUs to our then CEO and each of his direct reports. The PSUs were earned based on achievement of revenues and operating cash flow targets. Previously, we had only granted RSUs subject to time-based vesting to our executive officers. Through our ongoing stockholder engagement, we received feedback that stockholders favor incentive compensation tied to specific performance measures that are aimed at driving long-term performance and value creation. In light of this feedback, the Committee introduced performance-based awards into our executive compensation program in order to further align our executive officers’ compensation with our Company performance, as well as to further align the interests of our executive officers with those of our long-term stockholders. The fiscal 2016 long-term incentive compensation for executive officers consists of 50% PSUs and 50% RSUs. Below is a summary of the primary features of the fiscal 2016 PSUs, along with the rationale for our approach. See “Discussion of Our Fiscal 2016 Executive Compensation Program—Components of Compensation Program and Fiscal 2016 Compensation—Long-Term Equity Compensation—Fiscal 2016 Equity Awards” on page 38 of this proxy statement for more information.

PSU Feature	Our Approach	Our Rationale
Performance Metrics	●Two equally weighted metrics—50% based on revenues and 50% based on operating cash flow percentage relative to revenue growth rate
●Motivate and incentivize our executives to drive top-line growth in our business while maintaining fiscal discipline to generate positive cash flow to sustain and grow our Company
●Use of revenues as both a PSU metric and a cash bonus plan metric further underscores the importance of top line growth to our overall strategy and our investors’ expectations
●Use of operating cash flow as a PSU metric reflects disciplined execution of our business objectives
●Belief that our strategy of investing in our business for growth is appropriate given the significant market opportunity available to us
●As our business matures and financial results become more predictable, we intend to consider different and longer-term metrics that continue to align with our stockholders’ interests

Performance Targets
●Revenues target set based on growth expectations at the beginning of fiscal 2016 for fiscal 2016
●Operating cash flow percentage set based on expectations for such metric and mapped against revenue growth

●Align the interests of our executives with those of our stockholders through performance targets that correlate with the steep trajectory of our top-line growth and operating performance based on growth expectations
●Minimum and maximum targets appropriately reward our executives for under or over-achievement of these targets

Performance Period	●One-year performance period, fiscal 2016
●Steep trajectory of our top-line growth makes longer term measurements difficult
●High volatility and sensitivity of our stock price to factors unrelated to Company performance
●Our historical financial outperformance
●Risk of setting inappropriate targets that may not align with our stockholders’ interests if we were to project more than one year in advance

Vesting Schedule
●25% of earned PSUs vested shortly following the end of the performance period and approval of the Company’s fiscal 2016 audited financial statements
●Remainder will vest quarterly over the next three years, so long as the executive continues to be a service provider through each vesting date
●Time-based vesting schedule for 75% of earned PSUs provides additional long-term retention incentives

As our Company and compensation program evolve and as we evaluate, including through investor discussions, the usefulness of PSUs in attaining our compensation objectives, the Compensation Committee intends to review and reconsider the mix of components in our long-term equity compensation, the appropriateness of PSU grants in future years, the metrics applicable to PSUs and the length of the performance period for PSUs.

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EXECUTIVE COMPENSATION

Recent Fiscal 2017 Compensation Decisions

In March 2016, the Compensation Committee made fiscal 2017 compensation decisions for our NEOs. In making these decisions, the Compensation Committee considered, among other factors, pay levels of our NEOs relative to peers and the overall market, performance of each NEO, the continued competition for experienced leadership in our industry and the feedback from our stockholders as discussed above. The Compensation Committee decided to increase the base salaries of NEOs by 3% to 16% of their fiscal 2016 base salaries. The Compensation Committee decided to maintain each NEO’s target annual cash bonus opportunity at the same level as in fiscal 2016. In response to feedback to consider stronger alignment between compensation for our executive officers and specific performance measures, the Compensation Committee changed the mix of the equity awards for our executive officers other than our CEO from 50% PSUs and 50% RSUs to 60% PSUs and 40% RSUs. The equity compensation structure for our executive officers now aligns more closely with that of our CEO. The Compensation Committee approved our CEO’s fiscal 2017 compensation in November 2015 at the time of his appointment, which is summarized in the “CEO Transition” discussion above. In March 2016, in recognition of strong fourth quarter and fiscal 2016 results, a successful CEO transition and Mr. Merritt’s continued dual role as head of field operations, the Compensation Committee awarded additional equity to Mr. Merritt and increased his fiscal 2017 grant by 25,000 shares with the same mix of 75% PSUs and 25% RSUs that the Compensation Committee approved in November 2015.

DISCUSSION OF OUR FISCAL 2016 EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during fiscal 2016.

Our named executive officers (“NEOs”) for fiscal 2016 are:

●	Douglas Merritt, our current President, CEO and member of the Board, and former Senior Vice President, Field Operations;
●	Godfrey Sullivan, our former President and CEO and current non-executive Chairman of the Board;
●	David Conte, our Senior Vice President and Chief Financial Officer;
●	Guido Schroeder, our Senior Vice President, Products;
●	Steven Sommer, our Senior Vice President and Chief Marketing Officer; and
●	Leonard Stein, our Senior Vice President and General Counsel.

Philosophy and Objectives

We operate in a highly competitive business environment within the rapidly evolving and extremely competitive big data market. To successfully compete and grow our business in this dynamic environment, we need to successfully recruit, incentivize and retain talented and seasoned technology leaders. Our success critically depends on the skill, acumen and motivation of our executives and employees to rapidly execute at the highest level. To that end, our executive compensation program is driven by a pay for performance philosophy and is designed to attract highly qualified executive officers, motivate them to create long-term value for our stockholders and reward them based on overall Company and individual performance and results. We strive to keep our programs focused on what we believe to be key to our short- and long-term success—growth, innovation and disruption.

The objectives of our executive compensation program include the following:

●	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Reward our executive officers for achieving or exceeding our strategic and financial goals, and individual performance goals;
●	Align the interests of our executive officers with those of our stockholders;
●	Reflect our long-term strategy, which includes a financial strategy of disciplined investing for our future growth;
●	Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and
●	Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.

We actively compete with many other companies in seeking to attract and retain a skilled management team. This is particularly prevalent in our San Francisco headquarters and the greater Bay Area and Silicon Valley technology markets, where there are a large number of rapidly expanding technology companies intensely competing for highly qualified candidates. In addition, the success and prominence of our business in the emerging big data market is increasingly attracting the attention of competitors and other companies. This has caused us to increase our focus on retaining employees, including executives, as we are seen as a company with experienced employee talent who have successfully and rapidly scaled technology businesses. To grow our business successfully in this dynamic environment, we believe we must continually develop and enhance our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

To meet these challenges, we have implemented compensation practices that are designed to motivate our executive officers to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow

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our business. In order to incentivize and reward our executive officers for achieving our objectives, our executive compensation program combines short- and long-term components, including salary, cash bonuses and equity. Finding the proper mix of incentives that attracts, motivates and retains each executive officer is challenging and often goes beyond compensation. We believe that we have been able to determine this proper mix, and we periodically assess our assumptions in order to continue to incentivize each executive officer in a manner consistent with our stockholders’ interests.

Our Decision-Making Process

Compensation decisions for our executive officers are made by the Compensation Committee, with input from Radford as well as from our CEO and our management team (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as necessary.

The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee generally seeks to provide total targeted direct compensation that is competitive and, dependent on Company performance and other factors including those set forth below, may pay above, at, or below median. The Compensation Committee does not benchmark compensation to a specific percentile of our peer group.

The Compensation Committee does not apply a formula or assign relative weights to performance measures. Rather, it makes compensation decisions after consideration of many factors, including the following:

●	The performance and experience of each executive officer;
●	The scope and strategic impact of the executive officer’s responsibilities;
●	Our past business performance and future expectations;
●	Our long-term goals and strategies;
●	The performance of our executive team as a whole;
●	For each executive officer, other than our CEO, the evaluation and recommendation of our CEO;
●	The difficulty and cost of replacing high-performing leaders with in-demand skills;
●	The past compensation levels of each individual;
●	The relative compensation among our executive officers; and
●	The competitiveness of compensation relative to data from our peer group.

Role of Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our NEOs, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. For additional information about the Compensation Committee, see “Corporate Governance at Splunk—Board Meetings and Committees—Compensation Committee” in this proxy statement.

Role of Management

The Compensation Committee works with members of our management team, including our CEO and our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our CEO and management team assists the Compensation Committee by providing information on corporate and individual performance and its perspective and recommendations on compensation matters. Our CEO makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other NEOs. While the Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, the Compensation Committee uses these recommendations and proposals as one of many factors in making compensation decisions.

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. The Compensation Committee engaged Radford to review our executive compensation policies and practices and to conduct an executive compensation market analysis. For fiscal 2016, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

●	assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;
●	assisting in developing a competitive compensation framework and consistent executive compensation assessment practices relevant to a comparable public company at our stage;
●

meeting regularly with the Compensation Committee to review all elements of executive compensation, including the competitiveness of our executive compensation program against those of our peer companies; and

●	assisting in the risk assessment of our compensation program.

In connection with the CEO transition, Radford assisted in the review of compensation structures for both external and internal CEO successors. Our management team also accessed the Radford survey database to gather reference points for non-executive compensation decisions.

Based on the consideration of the factors specified in the rules of the SEC, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee and our management team has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Radford addressing these factors and stating its belief that it remains an independent compensation consultant to the Compensation Committee.

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EXECUTIVE COMPENSATION

Peer Group Considerations

The Compensation Committee reviews market data of companies that are comparable to us. With Radford’s assistance, the Compensation Committee determined our peer group for fiscal 2016 compensation decisions, which consists of publicly traded software, software services and other technology companies that generally had revenues between $200 million and $1 billion, generally had experienced strong year-over-year growth, and/or had a market capitalization between $2 billion and $20 billion. The Compensation Committee referred to compensation data from this peer group when making fiscal 2016 base salary, cash bonus and equity award decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2016 peer group:

Aspen Technology	Guidewire Software	Qlik Technologies	Ultimate Software
athenahealth	LinkedIn	ServiceNow	Veeva Systems
Cornerstone OnDemand	NetSuite	SolarWinds	Workday
FireEye	Palo Alto Networks	Tableau Software	Yelp
Fortinet	Pandora Media

For fiscal 2016, the Compensation Committee removed the following companies from the peer group used in fiscal 2015: Jive Software and CommVault Systems because their market capitalization was below or at the lower end of the range, HomeAway and Zillow because these companies were not deemed to be sufficiently relevant comparables and Concur Technologies because it was acquired. The new peer group for fiscal 2016 includes Aspen Technology, FireEye, Veeva Systems and Yelp. The remainder of the peer group is unchanged. Beginning in fiscal 2016, the Compensation Committee no longer benchmarks our executive officers’ compensation to a specific percentile of our peer group but examines market data and makes compensation decisions based on its assessment of several factors, including Company performance, individual performance, position criticality, retention objectives, current compensation opportunities as compared with similarly situated executives at peer companies, internal equity, and other factors as the Compensation Committee may deem relevant.

Components of Compensation Program and Fiscal 2016 Compensation

Our executive compensation program consists of the following primary components:

●	base salary;
●	cash bonuses;
●	long-term equity compensation; and
●	severance and change in control-related benefits.

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We also provide our employees, including our NEOs and other executive officers, with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan program and other plans and programs made available to eligible employees.

We believe these elements provide a compensation package that helps attract and retain qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOS and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. The charts below show the pay mix of our CEO, our former CEO and all other NEOs for fiscal 2016.

CEO*	Former CEO*

All Other NEOs*

*	Percentages rounded to the nearest whole number.
**	Other refers to all other compensation such as spousal travel expenses and tax gross-ups associated with attendance to our annual sales achievement event, premium long-term disability benefits and a discretionary contribution to the 401(k) plan accounts of eligible participants, as reported in the Summary Compensation Table.

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EXECUTIVE COMPENSATION

Base Salaries

We pay base salaries to our NEOs to compensate them for their services and provide predictable income. The salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although competitive market conditions also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by our CEO (other than with respect to his own salary, which is reviewed and determined by the Compensation Committee) and the Compensation Committee, based on their experience setting salary levels and in determining compensation for senior executives.

Fiscal 2016 Base Salaries

At the beginning of fiscal 2016, the Compensation Committee, after considering the market practice survey data of our peer group provided by Radford and consulting with Mr. Sullivan, our then CEO, increased the base salaries for each NEO other than Mr. Sullivan. The base salaries were adjusted to be competitive with market conditions and each individual’s outstanding performance. At Mr. Sullivan’s request and upon evaluation of his long-term equity compensation and equity holdings at that time, no adjustment was made to Mr. Sullivan’s base salary.

The table below sets forth the annual base salaries for our NEOs for fiscal 2016.

NEO	Base Salary	Percentage Increase from Fiscal 2015 Base Salary
Douglas Merritt	$325,000	4.84%
Godfrey Sullivan	$350,000	0%
David Conte	$330,000	4.76%
Guido Schroeder	$320,000	3.23%
Steven Sommer	$290,000	7.41%
Leonard Stein	$285,000	5.56%

Cash Bonuses

A key compensation objective is to have a significant portion of each NEO’s compensation tied to Company performance. To help accomplish this objective, we provide for performance-based cash bonus opportunities for our NEOs, based on achievement against corporate performance objectives established at the beginning of the fiscal year.

At the beginning of fiscal 2016, our Board approved our fiscal 2016 operating plan, which included performance objectives that the Compensation Committee and Mr. Sullivan, our then CEO, used to design our NEOs’ cash bonus opportunity for fiscal 2016. Under our executive bonus plan, the Compensation Committee considered a number of factors in determining the performance objectives applicable to our NEOs’ cash bonus opportunities and determined that, as in prior years, revenue-related objectives for our NEOs continued to be appropriate and aligned to the Company’s growth strategy. The Compensation Committee, in an effort to continue to motivate Mr. Sullivan and our other NEOs to further grow and develop our business, established financial objectives for fiscal 2016 that it considered aggressive and attainable only with focused effort and execution by our NEOs. These financial objectives were designed to drive increased revenues, which the Compensation Committee felt would increase stockholder value consistent with our overall growth strategy.

Fiscal 2016 Target Cash Bonus

As in prior years, the target annual cash bonus opportunities for our NEOs were generally expressed as a percentage of their respective base salaries. At the beginning of fiscal 2016, the Compensation Committee decided to maintain the percentages for all NEOs’ target bonus opportunities (other than for Mr. Merritt, our then sales leader and current CEO). However, due to the base salary increases described above, the cash amount of the target bonus opportunities increased for each of our NEOs, other than Mr. Sullivan, whose base salary did not increase, and Mr. Merritt. Mr. Merritt’s target bonus opportunity decreased because it no longer included individual qualitative performance measures put in place for his first year as our Senior Vice President, Field Operations. The table below shows the target bonus amount for each NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Fiscal 2016 Target Bonus as a Percentage of Salary	Fiscal 2016 Target Bonus as a Cash Amount	Change from Fiscal 2015 Target Bonus Cash Amount
Douglas Merritt	110%	$357,500	-14.06%
Godfrey Sullivan	100%	$350,000	0%
David Conte	70%	$231,000	4.76%
Guido Schroeder	70%	$224,000	3.23%
Steven Sommer	70%	$203,000	7.41%
Leonard Stein	60%	$171,000	5.56%

Our Non-Sales Executive NEOs. The target bonus opportunities for Messrs. Sullivan, Conte, Schroeder, Sommer and Stein were based on achievement of target revenues. The maximum payout multiple was consistent with the market practice survey data of our peer group provided by Radford. The target level for the revenues performance measure was set to be aggressive, yet achievable with diligent effort. As a result, the accelerator multiples, as set forth in the following chart, were significant, increasingly challenging and would yield up to a 200% target bonus payment based on the extent to which revenues were in excess of the target.

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The chart below presents the bonus payout multiples relative to the target bonus opportunity, based on revenues achievement.

	Fiscal 2016 Revenues (in millions)	Bonus Payout Multiple Relative to Target
Max	$667 or more	200%
	$658	170%
	$649	145%
	$640	125%
	$632	110%
Target	$600	100%
	$570	75%
Threshold	$555	50%
	Less than $555	0%

Our Sales Executive NEO. The target bonus opportunity for Mr. Merritt was based 100% on achievement of target bookings. The target level for the bookings performance measure was set to be aggressive, yet achievable with diligent effort. As a result, the accelerator multiples, as set forth below, were significant, increasingly challenging and would yield above-target bonus payments based on the extent to which bookings were in excess of the target. The bookings target for our sales executive is not disclosed because we believe disclosure would be competitively harmful, as it would give our competitors insight into our strategic and financial planning process. Mr. Merritt’s target bonus opportunity was higher than the target bonus opportunities of our other NEOs due to the strong link between his job responsibilities and our sales quota achievement. This arrangement is consistent with market data, the incentive compensation opportunities for the top sales executives at our peer group companies and our growth strategy.

The chart below presents the bonus payout multiples relative to the target bonus opportunity, based on the percentage achievement of our bookings target.

Percentage Attainment of Target	Bonus Payout Multiple Relative to Target
140.2% or more	300%
129.0%	260%
117.8%	220%
109.7%	160%
106.7%	130%
100%	100%
92.5%	50%
Less than 92.5%	0%

Fiscal 2016 Cash Bonus Payments

Our Non-Sales Executive NEOs. After the mid-point of fiscal 2016, the Compensation Committee, with input from our management team, reviewed our financial performance against the revenues target set forth in the individual compensation arrangements with Messrs. Sullivan, Conte, Schroeder, Sommer and Stein, and determined that we achieved our semi-annual revenues target. Accordingly, the Compensation Committee approved semi-annual bonus payments of 50% of each of these NEO’s fiscal 2016 annual target bonus payments. After the conclusion of fiscal 2016, the Compensation Committee evaluated our performance against the revenues target. The Compensation Committee, with input from our management team, concluded that we had achieved outstanding annual results, including revenues of $668.4 million, which represented a 48% increase from our fiscal 2015 revenues achievement. In accordance with the payment accelerators under each NEO’s cash bonus arrangement, the Compensation Committee approved a bonus payment to each of Messrs. Sullivan, Conte, Schroeder, Sommer and Stein in an amount that resulted in total fiscal 2016 bonus payments for each NEO equaling 200% of their respective target bonus amount.

Our Sales Executive NEO. After the mid-point of fiscal 2016, the Compensation Committee, with input from our management team, reviewed our financial performance against the bookings target set forth in the individual compensation arrangements with Mr. Merritt, and determined that we achieved our semi-annual bookings target. Accordingly, the Compensation Committee approved semi-annual bonus payments of 50% of Mr. Merritt’s fiscal 2016 annual bookings-based target bonus payments. After the conclusion of fiscal 2016, the Compensation Committee evaluated our performance against the bookings target and determined that we achieved 113.4% of the bookings target. In accordance with the payment accelerators under Mr. Merritt’s cash bonus arrangement, the Compensation Committee approved a bonus payment resulting in total fiscal 2016 bonus payments to Mr. Merritt equaling 206.6% of his bookings-based target bonus amount.

The chart below summarizes the target and total cash bonuses paid to our NEOs for fiscal 2016:

NEO	Target Fiscal 2016 Cash Incentive Compensation ($)	Total Fiscal 2016 Cash Incentive Compensation Paid ($)
Douglas Merritt	$357,500	$738,526
Godfrey Sullivan	$350,000	$700,000
David Conte	$231,000	$462,000
Guido Schroeder	$224,000	$448,000
Steven Sommer	$203,000	$406,000
Leonard Stein	$171,000	$342,000

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by all of our other employees. We believe that the use of stock-based awards, the value of which depends on our stock performance and other performance measures, is an important tool to achieve strong long-term performance.

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EXECUTIVE COMPENSATION

Following our initial public offering, through fiscal 2015, we exclusively granted RSUs to our executive officers. We believe RSUs offer predictable value delivery to our executive officers while promoting alignment of the interests of our executive officers with the long-term interests of our stockholders in a manner consistent with peer company compensation practices. RSUs provide an important tool for us to retain our highly sought after executive officers since the value of the awards is delivered to our executive officers over a four-year period subject to continued service with us. In fiscal 2016, we introduced PSUs into our executive compensation program to further align our executive officers’ pay to our Company’s financial performance and in response to input that we received from our stockholders. Going forward, we may introduce other forms of equity awards to our executive officers, including our NEOs, to continue strong alignment of their interests with the interests of our stockholders.

The Compensation Committee, in consultation with our CEO (other than with respect to himself), determines the size and material terms of equity awards granted to our executive officers, taking into account the role and responsibility of each executive officer, competitive factors including competition for technology executives, peer group data provided by Radford, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the total target cash compensation opportunity for each executive officer, individual performance and retention objectives.

Fiscal 2016 Equity Awards

In March 2015, the Compensation Committee granted RSUs and PSUs to each of our NEOs after reviewing the equity compensation for our NEOs to assess whether each NEO was properly incentivized and rewarded. This was done in consultation with Radford. The fiscal 2016 equity awards consist of 50% RSUs and 50% PSUs.

The RSU grants approved by the Compensation Committee are set forth in the table below. The RSUs vest over four years with 25% vesting on March 10, 2016, and 75% vesting quarterly thereafter over the remaining three years, subject to the NEO’s continued service with us.

For the PSUs, the target number of shares set forth in the table below represents the number of shares eligible to be earned and subsequently vest upon achievement of target performance on both the revenues metric and the operating cash flow metric for fiscal 2016. These metrics and other features of the fiscal 2016 PSUs, along with the rationale for such features, are described further in “Executive Summary–Fiscal 2016 Long-Term Equity Incentives” above. The PSUs vest over four years with 25% vesting shortly following the end of the performance period and approval of the Company’s fiscal 2016 audited financial statements, and 75% vesting quarterly thereafter over the remaining three years, subject to the NEO’s continued service with us.

The number of PSUs that are earned and eligible for time-based vesting is the sum of (a) 50% of the target number of shares multiplied by the revenues metric payout multiple set forth below, and (b) 50% of the target number of shares multiplied by the operating cash flow metric payout multiple set forth below. In fiscal 2016, we achieved strong annual results including revenues of $668.4 million, representing a 48% growth rate from our fiscal 2015 revenues achievement, and operating cash flow of $155.6 million, or 23.3% of revenues. In accordance with the payout multiples under the fiscal 2016 PSUs and the formula described in this paragraph, the Compensation Committee determined that 200% of the revenues metric payout multiple and 160% of the operating cash flow metric payout multiple were achieved, resulting in 180% of each NEO’s target PSUs being earned.

The chart below sets forth the number of RSUs, the target number of PSUs granted in fiscal 2016 and the number of such PSUs that were earned.

NEO	Fiscal 2016 RSUs (number of shares)	Fiscal 2016 Target PSUs (number of shares)	Fiscal 2016 Earned PSUs (number of shares)
Douglas Merritt	20,000	20,000	36,000
Godfrey Sullivan	50,000	50,000	90,000
David Conte	25,000	25,000	45,000
Guido Schroeder	20,000	20,000	36,000
Steven Sommer	20,000	20,000	36,000
Leonard Stein	20,000	20,000	36,000

The chart below presents the revenues metric payout multiples relative to target.

	Fiscal 2016 Revenues (in millions)	Payout Multiple Relative to Target
Max	$667 or more	200%
	$658	170%
	$649	145%
	$640	125%
	$632	110%
Target	$600	100%
	$570	75%
Threshold	$555	50%
	Less than $555	0%

For the operating cash flow metric payout multiples relative to target, the NEOs would not earn PSUs unless we achieved 23% revenue growth and 18.5% operating cash flow. At this achievement level, these NEOs would have earned 50% of their target PSUs for the operating cash flow metric. The NEOs would be eligible to earn a maximum of 200% of their target PSUs for the operating cash flow metric if we achieved 48% revenue growth and 24.2% operating cash flow. Achievement levels for both the operating cash flow metric and payout multiples were designed to be increasingly aggressive up to the maximum 200% payout target.

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Severance and Change in Control-Related Benefits

The offer letters and amendments entered into with our NEOs provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our Company. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company. The terms of these letters and amendments were determined after review by the Compensation Committee and our Board of our retention goals for each executive and thereafter considered and approved by our Board. The material terms of these benefits as of January 31, 2016 are described below. The offer letter and amendment entered into with Mr. Sullivan, our former CEO, terminated on January 31, 2016, his last day of employment with the Company.

If, within three months after signing of a definitive agreement that ultimately results in a change of control or 12 months after a change in control, the employment is terminated without cause or an NEO resigns for good reason, such NEO will be entitled to the following benefits if such NEO timely signs a release of claims:

●

a lump sum payment equal to 12 months of such NEO’s then-current base salary (18 months, in the case of our CEO), plus a pro-rated portion of such NEO’s annual target bonus for the year of termination (18 months of annual target bonus for the year of termination, in the case of Mr. Sullivan, and 18 months of annual target bonus plus a pro-rated portion of annual target bonus for the year of termination, in the case of Mr. Merritt);

●

payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for such NEO and eligible dependents (18 months, in the case of our CEO), or a lump sum payment of $24,000 ($36,000, in the case of our CEO) if paying for COBRA premiums would result in an excise tax to us;

●	100% accelerated vesting of such NEO’s outstanding equity awards; and
●	six-month post-termination exercise period for such NEO’s outstanding options.

If, at anytime other than in connection with a change in control as described above, an NEO’s employment is terminated without cause, such NEO will be eligible to receive the following benefits if such NEO timely signs a release of claims:

●

a lump sum payment equal to six months of such NEO’s then-current base salary (12 months, in the case of our CEO), plus a pro-rated portion of such NEO’s annual target bonus for the year of termination;

●

payment by us for up to six months of COBRA premiums to continue health insurance coverage for such NEO and eligible dependents (12 months, in the case of our CEO), or a lump sum payment of $12,000 ($24,000, in the case of our CEO) if paying for COBRA premiums would result in an excise tax to us;

●	six months accelerated vesting of such NEO’s outstanding equity awards (12 months, in the case of our CEO); and
●	six-month post-termination exercise period for such NEO’s outstanding options.

OTHER COMPENSATION POLICIES AND INFORMATION

Employee Benefits and Perquisites

Our executive officers, including our NEOs, are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs. We have special long-term disability coverage for our executive officers, including our NEOs, who are eligible for disability coverage until approximately age 66 if they cannot return to their occupation. We pay for spousal travel expenses and tax gross-ups associated with certain of our NEOs’ attendance at our annual sales achievement event. At this time, we do not provide any other special plans or programs for our executive officers, including our NEOs. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the Company as a whole, including for our NEOs. Other than as described above, we do not generally offer special or extraordinary perquisites.

Stock Ownership Guidelines

Our Board believes that our directors and executive officers should hold a meaningful financial stake in the Company in order to further align their interests with those of our stockholders. Therefore, our Board adopted stock ownership guidelines in fiscal 2015. Under the guidelines, our officers who report directly to the CEO are required to achieve ownership of our common stock within five years of the later of September 9, 2014 or such executive officer’s hire, appointment to a position with a higher ownership requirement, or election date, as applicable, at the following levels:

●	Our CEO must own the lesser of (i) Company stock with a value of five times his or her annual base salary or (ii) 30,000 shares; and
●	Each executive officer must own the lesser of (i) Company stock with a value of his or her annual base salary or (ii) 8,000 shares.

The salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

As of the end of fiscal 2016, all of our NEOs have met and exceeded, or are on track to meet and exceed, these guidelines at their current rate of stock accumulations in the time frames set out in the guidelines.

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EXECUTIVE COMPENSATION

See “Corporate Governance at Splunk—Non-Employee Director Compensation—Stock Ownership Guidelines” for information about the guidelines applicable to our directors.

Clawback Policy

In fiscal 2015, the Compensation Committee adopted a Clawback Policy pursuant to which we may seek the recovery of cash performance-based incentive compensation paid by the Company. In fiscal 2016, the Compensation Committee amended this clawback policy to also apply to performance-based equity awards, including PSUs. The Clawback Policy applies to our CEO and to all officers who report directly to the CEO, including our NEOs. The Clawback Policy provides that if (i) the Company restates its financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) the Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in the best interests of the Company to seek from such participant recovery of the excess compensation, then the Compensation Committee may, in its sole discretion, seek from such participant repayment to the Company.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from trading during quarterly and special blackout periods. We prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, as well as pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy also requires that all directors and employees with titles of vice president or higher, including our NEOs, pre-clear with our legal department any proposed open market transactions.

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the Company. The first trade under a 10b5-1 plan may not occur until the completion of the next quarterly blackout period following the adoption or modification of the 10b5-1 plan, as applicable.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an NEO is required to render service in exchange for the option or other award.

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For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Risk Assessment

The Compensation Committee, with the assistance of Radford, assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Stephen Newberry, Chairman Mark Carges Thomas Neustaetter

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EXECUTIVE COMPENSATION

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation that we paid to or was earned by each of our NEOs for the fiscal years ended January 31, 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Douglas Merritt(2)	2016	325,000		2,473,200		—	738,526		36,952	(3)	3,573,678
President, CEO	2015	227,803	(4)	6,477,000		—	559,465	(4)	5,000	(5)	7,041,465
and Director
Godfrey Sullivan(6)	2016	350,000		6,183,000		—	700,000		53,090	(3)	7,286,090
Former President,	2015	350,000		—		—	664,300		5,000	(5)	1,019,300
CEO and Chairman	2014	350,000		16,011,200	(7)	—	630,000		16,207	(8)	17,007,407
David Conte	2016	330,000		3,091,500		—	462,000		6,000	(9)	3,889,500
Senior Vice President and	2015	315,000		—		—	418,509		5,000	(5)	738,509
Chief Financial Officer	2014	315,000		5,638,400		—	378,000		—		6,331,400
Guido Schroeder	2016	320,000		2,473,200		—	448,000		6,000	(9)	3,247,200
Senior Vice President,	2015	310,000		—		—	411,866		5,000	(5)	726,866
Products	2014	310,000		5,638,400		—	310,000		—		6,258,400
Steven Sommer	2016	290,000		2,473,200		—	406,000		6,000	(9)	3,175,200
Senior Vice President and	2015	270,000		—		—	358,722		5,000	(5)	633,722
Chief Marketing Officer	2014	270,000		5,638,400		—	324,000		—		6,232,400
Leonard Stein	2016	285,000		2,473,200		—	342,000		6,000	(9)	3,106,200
Senior Vice President and
General Counsel

(1)	The amounts reported in the Stock Awards column reflects the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2016, fiscal 2015 and fiscal 2014 and the PSUs granted to our NEOs in fiscal 2016, as computed in accordance with ASC Topic 718. The estimated fair value of PSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the PSUs are granted for accounting purposes. This estimated fair value for PSUs is different from (and lower than) the maximum value of PSUs set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016.
Assuming the highest level of performance is achieved under the applicable performance measures for the fiscal 2016 PSUs, the maximum possible value of the fiscal 2016 PSUs using the fair value of our common stock on the date that such awards were granted for accounting purposes is presented below:

Name	Maximum Value of Fiscal 2016 PSUs (as of Grant Date for Accounting Purposes) ($)
Douglas Merritt	2,473,200
Godfrey Sullivan	6,183,000
David Conte	3,091,500
Guido Schroeder	2,473,200
Steven Sommer	2,473,200
Leonard Stein	2,473,200

(2)	Mr. Merritt was appointed President and CEO, effective as of November 19, 2015. Through fiscal 2016, Mr. Merritt continued to receive his pre-CEO transition compensation as our former Senior Vice President, Field Operations.
(3)	For Mr. Merritt, this amount represents $22,399 in tax gross-ups and $6,606 in spousal travel expenses, each associated with attendance at our annual sales achievement event; a discretionary contribution of $6,000 to Mr. Merritt’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment of $1,947 for long-term disability benefits. For Mr. Sullivan, this amount represents $35,629 in tax gross-ups and $9,613 in spousal travel expenses, each associated with attendance at our annual sales achievement event; a discretionary contribution of $6,000 to Mr. Sullivan’s 401(k) plan account, which contribution was made to all eligible participants; and a premium payment of $1,848 for long-term disability benefits.

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(4)	Mr. Merritt joined the Company on May 7, 2014. The salary and non-equity incentive plan compensation amounts for Mr. Merritt are prorated based on the number of days in fiscal 2015 during which he was employed with us.
(5)	For fiscal 2015, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $5,000 each.
(6)	Mr. Sullivan retired as President and CEO, effective as of November 19, 2015. The Company entered into a transition letter agreement with Mr. Sullivan on November 16, 2015, which provided that Mr. Sullivan continue to receive his current salary through January 31, 2016, his full fiscal year 2016 incentive compensation, and any previously granted PSUs that would be earned based upon fiscal 2016 performance.
(7)	This amount represents two separate RSU grants made in fiscal 2014 as follows: 120,000 RSUs in March 2013, which grant would have been made in fiscal 2013 but was delayed until fiscal 2014, and 160,000 RSUs in December 2013, which grant aligned with the annual timing of equity grants to our other NEOs. On June 23, 2014, Mr. Sullivan independently decided to forfeit all unvested shares under these two RSU grants.
(8)	This amount represents spousal travel expenses associated with attendance at our annual sales achievement event and premiums for long-term disability benefits.
(9)	For fiscal 2016, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $6,000 each.

Grants of Plan-Based Awards for Fiscal 2016

The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during fiscal 2016. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas Merritt RSUs PSUs	—	178,750	357,500	1,072,500	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	20,000	1,236,600
	3/9/2015	—	—	—	10,000	20,000	40,000	—	1,236,600
Godfrey Sullivan RSUs PSUs	—	175,000	350,000	700,000	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	50,000	3,091,500
	3/9/2015	—	—	—	25,000	50,000	100,000	—	3,091,500
David Conte RSUs PSUs	—	115,500	231,000	462,000	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	25,000	1,545,750
	3/9/2015	—	—	—	12,500	25,000	50,000	—	1,545,750
Guido Schroeder RSUs PSUs	—	112,000	224,000	448,000	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	20,000	1,236,600
	3/9/2015	—	—	—	10,000	20,000	40,000	—	1,236,600
Steven Sommer RSUs PSUs	—	101,500	203,000	406,000	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	20,000	1,236,600
	3/9/2015	—	—	—	10,000	20,000	40,000	—	1,236,600
Leonard Stein RSUs PSUs	—	85,500	171,000	342,000	—	—	—	—	—
	3/9/2015	—	—	—	—	—	—	20,000	1,236,600
	3/9/2015	—	—	—	10,000	20,000	40,000	—	1,236,600

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under each NEO’s individual compensation arrangement. Payments under these plans are subject to a threshold limitation based on achieving at least 92.5% of the target corporate performance objective. Target payment amounts assume achievement of 100% of the target corporate performance objective. Payments to Messrs. Sullivan, Conte, Schroeder, Sommer and Stein under these plans are subject to a maximum payment of 200% based on achievement of 111% or more of the target corporate performance objective. Mr. Merritt’s commission-based payment was capped at a maximum of 300% for achievement of 140.2% or greater of target. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Compensation Discussion and Analysis— Discussion of Our Fiscal 2016 Executive Compensation Program—Components of Compensation Program and Fiscal 2016 Compensation—Cash Bonuses” above.
(2)	Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns relate to estimated payouts of the fiscal 2016 PSUs under each NEO’s individual compensation arrangement. The amounts shown in the Threshold column reflect the awards if the minimum revenues metric and operating cash flow metric are met, and are 50% of the amounts shown under the Target column. The amounts shown in the Target column reflect the awards if the revenues metric and operating cash flow metric are at target. The amounts shown in the Maximum column reflect the awards if the maximum revenues metric and operating cash flow metric are met or exceeded, and are 200% of the amounts shown under the Target column. For further discussion of the fiscal 2016 PSUs, including their vesting schedules, see “Compensation Discussion and Analysis—Executive Summary—Fiscal 2016 Long-Term Equity Incentives” and “Compensation Discussion and Analysis—Discussion of Our Fiscal 2016 Executive Compensation Program—Components of Compensation Program and Fiscal 2016 Compensation—Long-Term Equity Compensation” above.

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(3)	The RSUs vest over four years, with one-fourth of the RSUs vesting on March 10, 2016 and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us. The PSUs vest over four years, with one-fourth of the PSUs vesting shortly following the end of the measurement period and 1/16th vesting quarterly thereafter, beginning on June 10, 2016, over the remaining three years, subject to continued service to us.
(4)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs and PSUs granted to our NEOs in fiscal 2016 as computed in accordance with ASC Topic 718. The estimated fair value of PSUs was calculated based on the probable outcome of the performance measures for the fiscal 2016 performance period as of the date on which the PSUs are granted for accounting purposes. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table sets forth information concerning outstanding equity awards held by our NEOs as of January 31, 2016.

		Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas Merritt	06/10/2014	—		—	—	—	93,750	(2)	4,339,688	—		—
	03/10/2015	—		—	—	—	20,000	(2)	925,800	—		—
	03/10/2015	—		—	—	—	—		—	36,000	(3)	1,666,440
Godfrey Sullivan	09/17/2008	1,737,515	(4)	—	0.57	09/16/2018	—		—	—		—
	03/10/2015	—		—	—	—	50,000	(2)	2,314,500	—		—
	03/10/2015	—		—	—	—	—		—	90,000	(3)	4,166,100
David Conte	12/15/2011	12,206	(4)	—	4.82	12/14/2021	—		—	—		—
	12/10/2012	—		—	—	—	10,000	(2)	462,900	—		—
	12/10/2013	—		—	—	—	40,000	(2)	1,851,600	—		—
	03/10/2015	—		—	—	—	25,000	(2)	1,157,250	—		—
	03/10/2015	—		—	—	—	—		—	45,000	(3)	2,083,050
Guido Schroeder	04/04/2012	107,208	(5)(6)	—	9.00	04/03/2022	—		—	—		—
	12/10/2012	—		—	—	—	10,000	(2)	462,900	—		—
	12/10/2013	—		—	—	—	40,000	(2)	1,851,600	—		—
	03/10/2015	—		—	—	—	20,000	(2)	925,800	—		—
	03/10/2015	—		—	—	—	—		—	36,000	(3)	1,666,440
Steven Sommer	12/10/2012	—		—	—	—	15,000	(2)	694,350	—		—
	12/10/2013	—		—	—	—	40,000	(2)	1,851,600	—		—
	03/10/2015	—		—	—	—	20,000	(2)	925,800	—		—
	03/10/2015	—		—	—	—	—		—	36,000	(3)	1,666,440
Leonard Stein	12/10/2012	—		—	—	—	10,000	(2)	462,900	—		—
	12/10/2013	—		—	—	—	27,500	(2)	1,272,975	—		—
	03/10/2015	—		—	—	—	20,000	(2)	925,800	—		—
	03/10/2015	—		—	—	—	—		—	36,000	(3)	1,666,440

(1)	Market Value is calculated based on the closing price of our common stock on The NASDAQ Global Select Market on January 29, 2016 (the last trading day of our fiscal year), which was $46.29.
(2)	The RSUs vest over four years, with one-fourth of the RSUs vesting one year following the vesting commencement date and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us.

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(3)	On March 30, 2016, 180% of each NEO’s target fiscal 2016 PSUs were deemed earned based upon our fiscal 2016 financial results. Actual award amounts earned were 36,000, 90,000, 45,000, 36,000, 36,000 and 36,000 shares for each of Messrs. Merritt, Sullivan, Conte, Schroeder, Sommer and Stein, respectively. These awards vest over four years, with one-fourth of the PSUs vesting on March 30, 2016 and 1/16th vesting quarterly thereafter, beginning on June 10, 2016, over the remaining three years, subject to continued service to us.
(4)	The stock option is fully vested and immediately exercisable.
(5)	The stock option vests over four years, with one-fourth of the shares vesting one year following the vesting commencement date and 1/48th vesting monthly thereafter over the remaining three years, subject to continued service to us.
(6)	The stock option is subject to an early exercise provision and is immediately exercisable.

Option Exercises and Stock Vested at Fiscal 2016 Year-End

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2016 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas Merritt	—	—	56,250	3,701,250
Godfrey Sullivan	350,000	22,824,193	—	—
David Conte	227,352	14,326,581	30,000	1,853,775
Guido Schroeder	229,792	12,698,549	30,000	1,853,775
Steven Sommer	25,001	1,215,555	35,000	2,162,738
Leonard Stein	98,963	5,985,609	23,750	1,467,575

(1)	The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2016.

Executive Employment Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in written executive employment offer letters. With the exception of his offer letter and transition agreement, each of these letters was negotiated on our behalf by Mr. Sullivan, our then CEO, with the oversight and approval of our Board or Compensation Committee. In January 2012, we entered into revised employment offer letters with Messrs. Sullivan, Conte, Sommer and Stein. In March 2012, we entered into an employment offer letter with Mr. Schroeder, and in May 2014, we entered into an employment offer letter with Mr. Merritt. In November 2015, we entered into a revised employment offer letter with Mr. Merritt and a transition letter agreement with Mr. Sullivan. Each of these employment offer letters sets forth the terms and conditions of such executive’s employment with us and provides for severance and change in control benefits, as described above under “Compensation Discussion and Analysis—Discussion of Our Fiscal 2016 Executive Compensation Program—Components of Compensation Program and Fiscal 2016 Compensation—Severance and Change in Control-Related Benefits.”

Douglas Merritt

We entered into an initial employment offer letter, dated April 7, 2014, with Douglas Merritt, our former Senior Vice President, Field Operations, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated November 16, 2015, with Mr. Merritt in connection with his appointment as our President and CEO. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Merritt’s annual base salary of $450,000 for fiscal 2017 and his annual target cash bonus of 100% of his base salary.

Godfrey Sullivan

We entered into an initial employment offer letter, dated August 19, 2008, with Godfrey Sullivan, our former President, CEO and Chairman, which set forth the initial terms and conditions of his employment with us. These terms and conditions were negotiated between Mr. Sullivan and our Board. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Sullivan. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Sullivan’s then current annual base salary and annual target cash bonus. We subsequently entered into a transition letter agreement, dated November 16, 2015, with Mr. Sullivan in connection with his retirement as an executive officer and employee of the Company. This letter supersedes the terms of his revised employment offer letter and provides that Mr. Sullivan will continue to receive his then current salary through the end of fiscal 2016 and his full fiscal year 2016 incentive compensation. Mr. Sullivan will continue to serve on our Board

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EXECUTIVE COMPENSATION

as non-executive Chairman of the Board. Mr. Sullivan’s expected cash compensation for fiscal 2017 is $40,000 for his service as a member of the Board and $30,000 for his service as non-executive Chairman of the Board. Mr. Sullivan’s existing equity grants will continue to vest so long as he continues to provide services to the Company and he is eligible to receive the annual RSU awards available to non-employee directors.

David Conte

We entered into an initial employment offer letter, dated June 30, 2011, with David Conte, our Senior Vice President and Chief Financial Officer. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Conte. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Conte’s then current annual base salary and annual target cash bonus. Mr. Conte’s current base salary for fiscal 2017 is $360,000 and his annual target cash bonus is 70% of his base salary.

Guido Schroeder

We entered into an employment offer letter, dated March 23, 2012, with Guido Schroeder, our Senior Vice President, Products, which sets forth the initial terms and conditions of his employment with us. The letter describes Mr. Schroeder’s then current annual base salary and annual target cash bonus. Mr. Schroeder’s current base salary for fiscal 2017 is $330,000 and his annual target cash bonus is 70% of his base salary. On March 15, 2016, we entered into a Transition Plan and Release Agreement with Mr. Schroeder pursuant to which Mr. Schroeder’s employment with us will terminate on or before April 29, 2016.

Steven Sommer

We entered into an initial employment offer letter, dated June 4, 2008, with Steven Sommer, our Senior Vice President and Chief Marketing Officer, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 19, 2012, with Mr. Sommer. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Sommer’s then current annual base salary and annual target cash bonus. Mr. Sommer’s current base salary for fiscal 2017 is $330,000 and his annual target cash bonus is 70% of his base salary.

Leonard Stein

We entered into an initial employment offer letter, dated March 28, 2011, with Leonard Stein, our Senior Vice President, General Counsel and Secretary, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Stein. This letter supersedes the terms of his original employment offer letter and sets forth Mr.Stein’s then current annual base salary and annual target cash bonus. Mr.Stein’s current base salary for fiscal 2017 to $330,000 and his annual target cash bonus is 60% of his base salary.

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EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Upon Termination In Connection With a Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on January 31, 2016.

NEO	Termination Without Cause ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Douglas Merritt
Severance payment(2)	341,250	682,500
Continued health coverage	351	701
Accelerated vesting(3)	1,678,013	6,931,928
Total:	2,019,614	7,615,129
Godfrey Sullivan
Severance payment(2)	700,000	1,050,000
Continued health coverage	24,238	36,358
Accelerated vesting(3)	2,835,263	6,480,600
Total:	3,559,501	7,566,958
David Conte
Severance payment(2)	280,500	561,000
Continued health coverage	12,119	24,238
Accelerated vesting(3)	1,706,879	5,554,800
Total:	1,999,498	6,140,038
Guido Schroeder
Severance payment(2)	272,000	544,000
Continued health coverage	12,119	24,238
Accelerated vesting(3)	3,485,456	6,887,771
Total:	3,769,575	7,456,009
Steven Sommer
Severance payment(2)	246,500	493,000
Continued health coverage	7,472	14,943
Accelerated vesting(3)	1,620,150	5,138,190
Total:	1,874,122	5,646,133
Leonard Stein
Severance payment(2)	228,000	456,000
Continued health coverage	12,119	24,238
Accelerated vesting(3)	1,359,769	4,328,115
Total:	1,599,888	4,808,353

(1)	A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”
(2)	This represents the sum of each NEO’s base salary plus target bonus amounts, in each case, as was in effect as of January 31, 2016.
(3)	For purposes of valuing accelerated vesting, the values indicated in the table are calculated as follows: (i) with respect to stock options, as the aggregate difference between the fair market value of a share of our common stock underlying the option on January 29, 2016 (the last trading day of our fiscal year) and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, (ii) with respect to RSUs, as the fair market value of a share of our common stock on January 29, 2016 multiplied by the number of unvested RSUs accelerated, and (iii) with respect to PSUs, as the fair market value of a share of our common stock on January 29, 2016 multiplied by the earned amounts of the fiscal 2016 PSUs (180% of each NEO’s target fiscal 2016 PSUs) as deemed earned on March 30, 2016.

2016 Proxy Statement     47

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information as of January 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	18,468,252	4.72	13,642,017
Equity compensation plans not approved by stockholders	—	—	—
Total	18,468,252	4.72	13,642,017

(1)	Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2003 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the least of (i) ten million (10,000,000) shares of common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such number of shares of common stock that may be determined by our Board. Our 2012 ESPP provides that on the first day of each fiscal year, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the least of (i) four million (4,000,000) shares of common stock, (ii) two percent (2%) of the aggregate number of outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by our Board or any committee designated by the Board to administer the 2012 ESPP.
(2)	Does not include shares issuable upon vesting of outstanding RSU awards, which have no exercise price.

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STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2016 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us. For our 5% stockholders, to the extent we did not have more recent information, we relied upon such stockholders’ most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act as noted below. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 132,497,505 shares of common stock outstanding at March 31, 2016. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of RSUs) within 60 days of March 31, 2016. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in their respective footnote, the address of each beneficial owner listed in the table below is c/o Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Jennison Associates LLC(1)	12,452,640	9.4%
Ameriprise Financial Inc.(2)	10,963,487	8.3%
Sands Capital Management, LLC(3)	10,458,579	7.9%
The Vanguard Group, Inc.(4)	8,887,540	6.7%
Baillie Gifford & Co.(5)	7,481,302	5.6%
Named Executive Officers and Directors:
Douglas Merritt	18,587	*
Godfrey Sullivan(6)	3,272,455	2.4%
David Conte(7)	57,920	*
Guido Schroeder(8)	174,306	*
Steven Sommer	136,430	*
Leonard Stein	59,858	*
Mark Carges	4,130	*
Amy Chang	2,466	*
John Connors	148,620	*
David Hornik	9,126	*
Patricia Morrison(9)	17,259	*
Thomas Neustaetter	9,126	*
Stephen Newberry	22,557	*
Graham Smith	53,126	*
All executive officers and directors as a group (14 persons)(10)	3,985,966	3.0%

*	Represents beneficial ownership of less than one percent (1%).

2016 Proxy Statement     49

STOCK OWNERSHIP INFORMATION

(1)	As of December 31, 2015, the reporting date of Jennison Associates LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 5, 2016, Jennison Associates LLC (“Jennison”), in its capacity as investment adviser to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”), has sole voting power with respect to 7,258,498 shares and shared dispositive power with respect to 12,452,640 shares reported as beneficially owned. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison, and as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and/or dispositive power that Jennison may have with respect to the shares held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison’s Schedule 13G, as amended, may be included in the shares reported in the Schedule 13G, as amended, filed by Prudential. The address for Jennison is 466 Lexington Avenue, New York, NY 10017. Prudential also filed a Schedule 13G, as amended, with the SEC on January 28, 2016, in which it disclosed beneficial ownership of 12,664,232 shares of our common stock. The address for Prudential is 751 Broad Street, Newark, NJ 07102.
(2)	As of December 31, 2015, the reporting date of Ameriprise Financial, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2016, Ameriprise Financial, Inc. (“Ameriprise”), in its capacity as a parent holding company, has shared voting power with respect to 10,080,604 shares and shared dispositive power with respect to 10,963,487 shares reported as beneficially owned. Ameriprise, as a parent company of Columbia Management Investment Advisors, LLC (“Columbia”), may be deemed to beneficially own the shares reported by Columbia. Columbia, in its capacity as an investment advisor, has shared voting power with respect to 10,080,604 shares and shared dispositive power with respect to 10,963,487 shares reported as beneficially owned. Each of Ameriprise and Columbia disclaim beneficial ownership of any shares reported on their Form 13G. The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address for Columbia is 225 Franklin St., Boston, MA 02110.
(3)	As of December 31, 2015 the reporting date of Sands Capital Management, LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 16, 2016, Sands Capital Management, LLC (“Sands”), in its capacity as an investment adviser, has sole voting power with respect to 7,766,019 shares and sole dispositive power with respect to 10,458,579 shares reported as beneficially owned. Securities are beneficially owned by clients of Sands. Sands clients include pension plans, endowments, foundations, mutual funds, charities, state and municipal government entities, Taft-Hartley plans, families and individuals, among other types. The address for Sands is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.
(4)	As of December 31, 2015, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 11, 2016, The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, has sole voting power with respect to 125,877 shares, shared voting power with respect to 12,700 shares, sole dispositive power with respect to 8,745,863 shares, and shared dispositive power with respect to 141,677 shares reported as beneficially owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 86,077 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard is the beneficial owner of 95,400 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	As of December 31, 2015, the reporting date of Baillie Gifford & Co.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 8, 2016, Baillie Gifford & Co. (“Baillie”), in its capacity as investment adviser, has sole voting power with respect to 4,491,280 shares and sole dispositive power with respect to 7,481,302 shares reported as beneficially owned. The securities reported as being beneficially owned by Baillie are held by Baillie and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, U.K.
(6)	Consists of (i) 634,940 shares held of record by Mr. Sullivan; (ii) 900,000 shares held of record by the Godfrey and Suzanne Sullivan Revocable Trust dated December 5, 2000 for which Mr. Sullivan serves as a trustee; and (iii) 1,737,515 shares exercisable within 60 days of March 31, 2016, all of which are fully vested.
(7)	Consists of (i) 45,714 shares held of record by Mr. Conte; and (ii) 12,206 shares exercisable within 60 days of March 31, 2016, all of which are fully vested within 60 days of March 31, 2016.
(8)	Consists of (i) 45,098 shares held of record by Mr. Schroeder; and (ii) 107,208 shares exercisable within 60 days of March 31, 2016, 89,499 of which are fully vested within 60 days of March 31, 2016; and (iii) 22,000 shares issuable upon vesting of restricted awards within 60 days of March 31, 2016.
(9)	Consists of (i) 14,798 shares held of record by Ms. Morrison; and (ii) 2,461 shares issuable upon vesting of restricted stock units within 60 days of March 31, 2016.
(10)	Includes (i) 2,104,576 shares beneficially owned by our executive officers and directors; (ii) 1,856,929 shares exercisable within 60 days of March 31, 2016, all of which are fully vested; and (iii) 24,461 shares issuable upon vesting of restricted stock awards within 60 days of March 31, 2016.

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STOCK OWNERSHIP INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2016, all Section 16(a) filing requirements were satisfied on a timely basis, except that we incorrectly reported the number of shares sold and the sale price on a Form 4 for Steven Sommer that was timely filed with respect to a transaction on June 18, 2015, which report was corrected on an amended Form 4 filed on January 21, 2016.

2016 Proxy Statement     51

OTHER MATTERS

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 28, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Splunk Inc.
Attention: Corporate Secretary
250 Brannan Street
San Francisco, California 94107

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our Board, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than February 11, 2017; and
●	not later than the close of business on March 13, 2017.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

In March 2016, our Board adopted proxy access amendments to our Bylaws, which permit eligible stockholders to nominate candidates for election to the Board. The proxy access bylaw provides that holders:

●

of at least 3% of our outstanding shares, which can comprise up to 20 stockholders (to increase to 25 if the Company’s annual revenues are greater than $4.0 billion for the most recent completed fiscal year),

●	holding the shares continuously for at least 3 years,
●

can nominate 20% of the directors then serving if the size of the Board is 10 or more (25% of the directors then serving if the size of the Board is 9 or fewer), with a minimum of one director nominee,

for inclusion in our proxy statement, subject to complying with the requirements identified in our Bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive a stockholder’s notice of nomination at our principal executive officers:

●	not earlier than November 28, 2016; and
●	not later than the close of business on December 28, 2016.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on our investor website at http://investors.splunk.com/governance.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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OTHER MATTERS

FISCAL 2016 ANNUAL REPORT AND SEC FILINGS

Our financial statements for the fiscal year ended January 31, 2016 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.splunk.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

* * *

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS San Francisco, California April 27, 2016

2016 Proxy Statement     53

ANNUAL MEETING OF STOCKHOLDERS OF

SPLUNK INC.

June 9, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statement and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/17592

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

1.	To elect three Class I directors:
			FOR	AGAINST	ABSTAIN
	1a.	Mark Carges	☐	☐	☐

	1b.	David Hornik	☐	☐	☐

	1c.	Thomas Neustaetter	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2017.		☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.		☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposal 2 and Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPLUNK INC.

Proxy for Annual Meeting of Stockholders on June 9, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Douglas S. Merritt and David F. Conte as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Splunk Inc. held of record by the undersigned at the close of business on April 15, 2016 at the Annual Meeting of Stockholders to be held June 9, 2016 at 3:30 p.m. Pacific Time at 139 Townsend St., Suite 150, San Francisco, California 94107, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)